Exhibit 99.2

Feldman Financial Advisors, Inc.

 1001 Connecticut Avenue, NW ● Suite 840
                                                                                                                                         Washington, DC  20036
 (202) 467-6862 ● Fax (202) 467-6963

Heritage Financial Group Albany, Georgia Conversion Valuation Appraisal Report Valued as of August 30, 2010 Prepared By Feldman Financial Advisors, Inc. Washington, D.C.

Feldman Financial Advisors, Inc.

 1001 Connecticut Avenue, NW ● Suite 840
                                                                                                                                         Washington, DC  20036
 (202) 467-6862 ● Fax (202) 467-6963
August 30, 2010

Board of Directors
Heritage Financial Group
721 North Westover Boulevard
Albany, Georgia  31707

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated aggregate pro forma market value of Heritage Financial Group (“HFG” or the “Company”) on a fully converted basis as of August 30, 2010 in conjunction with the mutual-to-stock conversion (“Conversion”) of Heritage MHC (the “MHC”).  Currently, the MHC is a federally chartered mutual holding company that owns a majority interest approximating 76% in the Company, a federally chartered stock holding company that owns all of the outstanding common stock of HeritageBank of the South (the “Bank”).  The remainder of the Company’s shares (approximately 24%) is owned by public stockholders.  At the conclusion of the Conversion, the MHC will no longer exist.  Heritage Financial Group, Inc., a newly formed holding company (“Heritage”), will be the successor corporation to HFG upon completion of the Conversion.  Heritage will own all of the outstanding shares of common stock of the Bank upon completion of the Conversion.

Heritage is offering for sale common stock representing the majority ownership interest in the Company that is currently held by the MHC in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members.  Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given to the communities and the shareholders of the Company.  Heritage also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a syndicated offering.  At the conclusion of the Conversion, existing public stockholders of the Company will receive shares of common stock of Heritage in exchange for their shares of the Company’s common stock.  The Appraisal is furnished pursuant to the filing by the MHC of the Application for Conversion (the “Application”) with the Office of Thrift Supervision (“OTS”).

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries.  The background of Feldman Financial is presented in Exhibit I.  In preparing the Appraisal, we conducted an analysis of the Company that included discussions with the Company’s management, the Company’s legal counsel, Silver, Freedman & Taff, L.L.P., and the Company’s independent auditor, Mauldin & Jenkins Certified Public Accountants and Consultants, LLC.  In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Heritage Financial Group
August 30, 2010

We also reviewed, among other factors, the economy in the Company’s primary market area and compared the Company’s financial condition and operating performance with that of selected publicly traded thrift institutions.  We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete.  We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company.  The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.  Our original Appraisal, dated June 11, 2010, is incorporated herein by reference.

It is our opinion that, as of August 30, 2010, the estimated aggregate pro forma market value of the Company based on the Conversion of the MHC, including: (i) shares sold in the Conversion that represent the MHC’s ownership interest in the Company, and (ii) exchange shares issued to existing public shareholders of the Company, was $95,141,030 at the midpoint. The resulting valuation range (“Valuation Range”) was a minimum of $80,869,880, a maximum of $109,412,190, and an adjusted maximum of $125,824,020.  Pursuant to OTS regulations, the Valuation Range is based upon a 15% decrease from the midpoint to determine the minimum, a 15% increase from the midpoint to establish the maximum, and a 15% increase from the maximum to reflect the adjusted maximum.

The aggregate offering price of the shares of common stock sold in the Conversion will be equal to the Valuation Range multiplied by the approximate 76% ownership interest that the MHC has in the Company.  The number of shares offered will be equal to the aggregate offering price divided by the offering price per share.  Based on the Valuation Range, the percentage of the Company’s common stock owned by the MHC, and the offering price of $10.00 per share, the resulting offering range (“Offering Range”) represents a minimum of 6,120,000 shares, a midpoint of 7,200,000 shares, a maximum of 8,280,000 shares, and an adjusted maximum of 9,522,000 shares.  On an aggregate basis, the Offering Range reflects a minimum amount of $61,200,000, a midpoint amount of $72,000,000 a maximum amount of $82,800,000, and an adjusted maximum of $95,220,000.

Pursuant to OTS regulations, the minority interest stockholders are entitled to exchange the existing public shares for newly issued shares of Heritage’s common stock on a fully converted basis.  The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in the Company equal to approximately 76%.  The exchange ratio to be received by the existing minority interest shareholders will be determined as of the closing of the Conversion.  Based upon this calculation, and the Valuation Range and Offering Range, the exchange ratio would be 0.7777 shares, 0.9150 shares, 1.0522 shares, and 1.2101 of newly issued shares of the Company’s common stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Heritage Financial Group
August 30, 2010

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion.  Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value.  Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate.  These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks.  Should any such new developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W. L. Williams
Principal

FELDMAN FINANCIAL ADVISORS, INC.

TABLE OF CONTENTS

TAB			PAGE

	INTRODUCTION		1

I.	Chapter One – BUSINESS OF HERITAGE FINANCIAL GROUP
	General Overview		4
	Financial Condition		12
	Income and Expense Trends		27
	Interest Rate Risk Management		37
	Asset Quality		40
	Subsidiary and other Activities		42
	Office Facilities		43
	Primary Market Areas		44
	Summary Outlook		54

II.	Chapter Two – COMPARISONS WITH PUBLICLY TRADED THRIFTS
	General Overview		55
	Selection Criteria		56
	Recent Financial Comparisons		60

III.	Chapter Three – MARKET VALUE ADJUSTMENTS
	General Overview		73
	Earnings Growth Potential		74
	Financial Condition		75
	Market Area		76
	Management		76
	Dividend Policy		77
	Liquidity of the Issue		78
	Subscription Interest		78
	Effect of Government Regulations and Regulatory Reform		80
	Recent Acquisition Activity		81
	Stock Market Conditions		83
	New Issue Discount		85
	Adjustments Conclusion		88
	Valuation Approach		88
	Valuation Conclusion		91

IV.	Appendix – EXHIBITS
	I	Background of Feldman Financial Advisors, Inc.	I-1
	II-1	Consolidated Balance Sheets	II-1
	II-2	Consolidated Income Statements	II-2
	II-3	Loan Portfolio Composition	II-3
	II-4	Investment Portfolio Composition	II-4
	II-5	Deposit Account Distribution	II-5
	II-6	Borrowed Funds Distribution	II-6
	II-7	Office Network	II-7
	III	Financial and Market Data for All Public Thrifts	III-1
	IV-1	Pro Forma Assumptions for Second-Step Stock Offering	IV-1
	IV-2	Pro Forma Second-Step Stock Offering Range	IV-2
	IV-3	Pro Forma Conversion Analysis at the Maximum Valuation	IV-3
	IV-4	Comparative Valuation Ratio Differential	IV-4

i

FELDMAN FINANCIAL ADVISORS, INC.

LIST OF TABLES

ii

FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

As requested, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated aggregate pro forma market value of Heritage Financial Group (“HFG” or the “Company”) on a fully converted basis as of August 30, 2010 in conjunction with the mutual-to-stock conversion (“Conversion”) of Heritage MHC (the “MHC”).  Currently, the MHC is a federally chartered mutual holding company that owns a majority interest approximating 75.7% in the Company, a federally chartered stock holding company that owns all of the outstanding common stock of HeritageBank of the South (the “Bank”).  The remainder of the Company’s shares (approximately 24.3%) is owned by public stockholders.

At the conclusion of the Conversion, the MHC will no longer exist.  Heritage Financial Group, Inc., a newly formed holding company (“Heritage”), will be the successor corporation to HFG upon completion of the Conversion.  Heritage will own all of the outstanding shares of common stock of the Bank upon completion of the Conversion.  Heritage is offering for sale common stock representing the majority ownership interest in the Company that is currently held by the MHC in a subscription offering to eligible depositors.  Shares not sold in the subscription offering may be sold to certain members of the general public in a community offering or syndicated offering.  The Appraisal is furnished pursuant to the filing by the MHC and the Company of the Application for Conversion (the “Application”) with the Office of Thrift Supervision (“OTS”).

In the course of preparing the Appraisal, we reviewed and discussed with the Company’s management and the Company’s independent accountants, Mauldin & Jenkins Certified Public Accountants and Consultants, LLC, the audited financial statements of the Company’s operations for the years ended December 31, 2008 and 2009.  We also reviewed and discussed with management other financial matters of the Company.

FELDMAN FINANCIAL ADVISORS, INC.

Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information.  We visited the Company’s primary market area and examined the prevailing economic conditions.  We also examined the competitive environment within which the Company operates and assessed the Company’s relative strengths and weaknesses.

We examined and compared the Company’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions.  We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular.  We included in our analysis an examination of the potential effects of the Conversion on the Company’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Company.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by HFG and its independent accountants.  We did not independently verify the financial statements and other information provided by the Company and its independent accountants, nor did we independently value the assets or liabilities of the Company.  The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

FELDMAN FINANCIAL ADVISORS, INC.

           Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion.  Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s aggregate pro forma market value.  Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

           The Valuation Range reported herein will be updated as appropriate.  These updates will consider, among other factors, any developments or changes in the Company’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks.  Should any such developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated aggregate pro forma market value will be made.  The reasons for any such adjustments will be explained in detail at that time.

FELDMAN FINANCIAL ADVISORS, INC.

I.  BUSINESS OF HERITAGE FINANCIAL GROUP

General Overview

Heritage Financial Group (“HFG”) is the parent holding company of HeritageBank of the South (the “Bank”).  HFG is organized in a mutual holding company structure and approximately 76% of its outstanding common stock is owned by Heritage MHC, a federal mutual holding company.  The Bank was originally chartered as a federal credit union in 1955 and subsequently became a community chartered credit union.  In 2001, the Bank converted to a mutual thrift charter in order to better serve its customers and communities through a broader lending ability and an expanded customer base beyond the field of membership permitted for its credit union.  The mutual holding company structure was established in 2002, and the Bank converted from a thrift charter to a state savings bank charter in 2005.  HFG believed that the state savings bank charter best suited its continued efforts to grow and expand its commercial business.  At June 30, 2010, the Company had total assets of $661.9 million, net loans of $382.7 million, total deposits of $515.7 million, and total equity of $62.4 million or 9.42% of total assets.

HFG completed an initial public stock offering on June 29, 2005.  The Company sold 3,372,375 shares of common stock in that offering and its employee stock ownership plan  (“ESOP”) purchased 440,700 of those shares.  HFG also issued an additional 7,867,875 shares of common stock to Heritage MHC, so that Heritage MHC would own 70% of the outstanding common stock at the closing of the offering.  Since the offering, Heritage MHC’s ownership interest in HFG has increased to approximately 76%, largely as a result of share repurchases reducing the amount of shares owned by the public.

FELDMAN FINANCIAL ADVISORS, INC.

The principal business of HFG is operating its wholly owned subsidiary, HeritageBank of the South.  The principal business of the Bank consists of attracting retail and commercial deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences, multi-family residences and commercial property, and a variety of consumer and commercial business loans.  Revenues from this business are derived principally from interest on loans and securities and fee income.  The Bank offers a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market deposit and term certificate accounts and checking accounts.  It solicits deposits in its market areas and, to a lesser extent, from brokered deposits.

The Bank is headquartered in Albany, Georgia, and Bank operates a network of 16 branch offices located in southern Georgia and north central Florida.  On December 4, 2009, HFG acquired substantially all of the assets and assumed substantially all of the liabilities of The Tattnall Bank in Reidsville and Collins, Georgia, through an FDIC-assisted transaction.  On December 31, 2009, HFG acquired the Lake City, Florida branch of Atlantic Coast Bank.  On May 24, 2010, HFG acquired five branches from The Park Avenue Bank that are located in the Southeast Georgia markets of Statesboro (two branches), Hazlehurst and Baxley, and the Southwest Georgia market of Adel.  On June 7, 2010, HFG announced its entry into the Valdosta, Georgia market with the opening of a loan production office and the hiring of three local bankers.  Subsequently, HFG obtained regulatory approval for a full-service branch and, on July 5, 2010, it opened a branch office in a leased facility in Valdosta.  Later in 2010, HFG expects to open a larger branch office in Valdosta.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank is subject to extensive regulation, supervision and examination by the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation (“FDIC”).  The FDIC also insures the deposit accounts of the Bank to the maximum extent permitted by law. The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.  In addition, Heritage MHC and HFG are subject to regulation, supervision and examination by the Georgia Department of Banking and Finance and the Office of Thrift Supervision (“OTS”).

The Company’s current business strategy is to operate a well-capitalized and profitable commercial and retail financial institution dedicated to serving the needs of its customers.  HFG strives to be the primary financial institution in the market areas that it serves.  The Company offers a broad range of products and services while stressing personalized and efficient customer service and convenient access to these products and services.  HFG intends to continue to operate as a commercial and consumer lender.  The Company has structured operations around a branch system that is staffed with knowledgeable and well-trained employees.  Subject to capital requirements and its ability to grow in a reasonable and prudent manner, the Company may open or acquire additional branches as opportunities arise.  In addition to its branch system, the Company continues to expand electronic services for its customers.  HFG attempts to differentiate itself from its competitors by providing a higher level of customer service.

FELDMAN FINANCIAL ADVISORS, INC.

A key element of the Company’s business strategy has been to increase its presence and grow the “Heritage” brand in the markets it currently serves along with new markets in southern Georgia, north central Florida and other adjacent communities that present attractive opportunities for expansion consistent with its capital resources.  The Company has pursued this expansion program both through internal growth and strategic acquisitions.  Because many of the financial institutions in its market areas are experiencing financial difficulties, the opportunities for strategic acquisitions have increased in recent months.  As those troubled financial institutions have exited the market, HFG has experienced increased loan demand and branch acquisition opportunities.  In addition, the Company has hired highly regarded and experienced lending officers and commercial bankers.  The Company has taken advantage of these expansion opportunities to expand into new market areas that are contiguous to its existing market areas.

HFG plans to continue to pursue a long-term strategy of expanding and diversifying its franchise in terms of revenue, profitability, asset size, and location.  The Company’s recent growth has been enhanced significantly by two branch acquisition transactions and an FDIC-assisted acquisition.  The Company anticipates continuing consolidation in the financial services industry in its market areas and will seek to enhance its franchise through future acquisitions of whole banks or branches, including FDIC-assisted transactions.

The Company’s core business is composed of the following:

Commercial Banking and Small Business Lending.  HFG focuses on the commercial real estate and business needs of individuals and small- to medium-sized businesses in its market area.  In addition, the Company focuses on high net worth individuals and small business owners. The commercial banking department is composed of seasoned commercial lenders and a support staff with extensive commercial banking experience.  The Company expects this department to continue to be the fastest growing component of its business.

FELDMAN FINANCIAL ADVISORS, INC.

Retail Banking.  HFG currently operates a network of 16 branch offices located in southern Georgia and north central Florida.  Seven branch offices are located in Dougherty, Lee, Worth and Tattnall counties in Georgia, two branches are located in Ocala, Florida, and one branch is located in Lake City, Florida.  As previously mentioned, the Company recently opened a branch office in Valdosta, Georgia during July 2010 after acquiring five other branches in May 2010 that are located in the Georgia markets of Statesboro, Hazlehurst, Baxley, and Adel.  The Company believes that its offices are staffed with knowledgeable banking professionals who strive to deliver quality service.

Mortgage Lending.  Staffed with experienced mortgage originators and processors, the Company’s mortgage lending department originates residential mortgage loans that are primarily funded by third-party mortgage lenders.  The Company collects a fee on the origination of these loans.

Brokerage/Investment Services.  HFG offers investment products, life, health, disability, and long-term care insurance through its brokerage department.  The Company’s licensed personnel have over 50 years of experience in the financial services industry.

HFG continues to implement this business strategy.  A critical component of this strategy includes increasing the Company’s non-consumer based lending.  At June 30, 2010, the Company’s commercial real estate, non-residential, business, multi-family, farmland, and construction loans totaled $146.3 million, or 48.9% of the total loan portfolio (excluding purchased loans).  The Company’s ability to continue to grow the commercial loan portfolio is an important element of its long-term business strategy.

Since its initial public offering in 2005, the Company has expanded its assets from $363.8 million at December 31, 2005 to $661.9 million at June 30, 2010, representing a compound annual growth rate of 14.2%.  Over this same time span, the Company’s ratio of total equity to total assets declined from 18.96% at December 31, 2005 to 9.42% at June 30, 2010.

FELDMAN FINANCIAL ADVISORS, INC.

While the Company’s asset base has grown at a noteworthy rate, its reported earnings performance has not fared as favorably over the past two years.  Net income declined from $2.9 million in 2007 to a net loss of $262,000 in 2008 and a net loss of $1.7 million in 2009.  The net loss in 2008 was attributable to impairment losses on securities of $3.1 million and a $2.2 million increase in the provision for loan losses from $1.2 million in 2007 to $3.4 million in 2008.  The net loss in 2009 was mainly related to the increase in the provision for loan losses to $7.5 million as a result of increases in net loan charge-offs and non-performing loans.  For the six months ended June 30, 2010, the Company reported positive earnings of $926,000.

 While HFG has achieved steady asset expansion since its MHC reorganization and initial stock offering, its future growth potential is constrained by the ability to grow its capital base through retained earnings.  In order to facilitate its growth objectives and maintain appropriate capital levels, the Boards of Directors of Heritage MHC and the Company have decided at this time to convert to the fully public stock form of ownership and raise additional capital through a second-step offering.  HFG believes that completing the second-step offering is necessary for it to continue to grow and execute its business strategy.  The Company’s primary reasons for converting and raising additional capital through the second-step offering are presented on the next page as follows:

●
to finance the acquisition of branches from other financial institutions primarily in or adjacent to the states of Georgia and Florida, although the Company does not currently have any agreements or understandings regarding any specific acquisition transaction;

●
to finance, where opportunities are presented, the acquisition of financial institutions or other financial service companies, including FDIC-assisted transactions, primarily in or adjacent to the states of Georgia and Florida, although the Company does not currently have any understandings or agreements regarding any specific acquisition transaction;

FELDMAN FINANCIAL ADVISORS, INC.

●	to build or lease new branch facilities primarily in or adjacent to the states of Georgia and Florida;

●	to support internal growth through lending in the communities currently served by the Company;

●	to improve the liquidity of its shares of common stock and stockholder returns;

●
to improve its capital position during a period of significant economic uncertainty, especially for the financial services industry (although, as of June 30, 2010, the Bank was considered “well capitalized” for regulatory purposes and was not subject to a regulatory directive to raise capital);

●
the stock holding company structure is a more familiar form of organization, which the Company believes will make its common stock more appealing to investors, and will give the Company greater flexibility to access the capital markets through possible future equity and debt offerings, although there are no current plans, agreements or understandings regarding any additional securities offerings; and

●
to eliminate some of the uncertainties associated with proposed financial regulatory reforms that may result in changes to HFG’s primary federal holding company regulator, as well as changes in regulations applicable to the Company, including, but not limited to, federal capital requirements, payment of dividends, and conversion to full stock form.

As a fully converted stock holding company, the Company will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that it can use to pay for an acquisition.  The Company’s current mutual holding company structure limits its ability to offer shares of its common stock as consideration for a merger or acquisition since Heritage MHC is required to own a majority of the Company’s shares of common stock.  Potential sellers often want stock for at least part of the purchase price.  The full stock holding company structure will enable the Company to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance its ability to compete with other bidders when acquisition opportunities arise.

FELDMAN FINANCIAL ADVISORS, INC.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Company’s economic and competitive environment, and recent management initiatives.  The discussion is supplemented by the exhibits in the Appendix.  Exhibit II-1 summarizes the Company’s consolidated balance sheets as of December 31, 2008 and 2009 and June 30, 2010.  Exhibit II-2 presents the Company’s consolidated income statements for the years ended December 31, 2007 to 2009 and the six months ended June 30, 2009 and 2010.

FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

Table 1 presents selected financial condition data for HFG as of December 31, 2005 to 2009 and at June 30, 2010.  Table 2 displays selected financial ratios and other data for the years ended December 31, 2005 to 2009 and the six months ended June 30, 2009 and 2010.

Table 1
Selected Financial Condition Data
As of the December 31, 2005 to 2009 and June 30, 2010
(Dollars in Thousands)

		December 31,
	June 30, 2010	2009	2008	2007	2006	2005

Total assets	$661,876	$572,948	$502,058	$468,672	$413,330	$363,797
Loans, net	382,710	328,078	297,537	300,257	272,700	250,493
Securities available for sale:
U.S. Government and agency secs.	38,542	30,462	21,165	14,996	29,439	14,044
Corporate and other debt secs.	1,748	1,910	1,789	3,854	4,106	3,786
Mortgage-backed securities	92,000	58,410	65,408	55,598	28,044	31,098
State and municipal	20,118	29,122	27,511	31,878	16,316	6,869
Equity and other investments	311	621	268	1,540	6,667	9,069
Federal Home Loan Bank stock	3,253	3,253	3,186	2,970	2,499	2,927
Other equity securities	1,010	1,010	1,010	-	-	-
Total deposits	515,711	426,607	338,546	330,629	299,189	238,640
Federal Home Loan Bank advances	42,500	42,500	52,500	50,000	40,000	50,000
Federal funds purchased and secs. sold under repurchase agreements	33,954	32,843	41,497	15,288	5,531	237
Total equity	62,359	60,817	62,213	65,592	62,808	68,983

Source:  Heritage Financial Group.

Balance Sheet Overview

The Company’s total assets increased at a compound annual rate of 14.2% from $363.8 million at December 31, 2005 to $661.9 million at June 30, 2010.  Net loans increased at a compound annual rate of 9.8% from $250.5 million at December 31, 2005 to $382.7 million at June 30, 2010.  Total deposits increased at a compound annual rate of 18.6% from $238.6 million at December 31, 2005 to $515.7 million at June 30, 2010.  Net loans to total assets decreased from 68.9% at December 31, 2005 to 57.8% at June 30, 2010.

FELDMAN FINANCIAL ADVISORS, INC.

Table 2
Selected Financial Ratios and Other Data
As of and For the Years Ended December 31, 2005 to 2009
And As of and For the Six Months Ended June 30, 2009 and 2010

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Performance Ratios
Return on average assets	0.31%	0.22%	(0.34%)	(0.05%)	0.66%	0.63%	0.83%
Return on average equity	3.00%	1.74%	(2.62%)	(0.41%)	4.55%	3.44%	5.18%
Dividend payout ratio	52.48%	74.26%	NM	NM	26.12%	28.64%	16.13%
Net interest spread	3.50%	3.09%	3.31%	3.16%	3.22%	3.50%	3.86%
Net interest margin	3.61%	3.29%	3.49%	3.45%	3.70%	4.19%	4.15%
Operating expense to average total assets	3.61%	3.26%	3.72%	3.55%	4.05%	4.29%	3.81%
Efficiency ratio	83.56%	83.05%	81.59%	90.36%	84.69%	80.94%	72.86%

Asset Quality Ratios
Non-performing assets to total assets	1.59%	2.76%	1.81%	1.87%	0.76%	0.14%	0.25%
Non-performing loans to total loans	1.93%	4.09%	2.53%	2.41%	1.05%	0.09%	0.33%
Allowance for loan losses to non-performing loans	80.21%	47.47%	71.61%	67.99%	137.49%	1,582.00%	473.18%
Allowance for loans losses to net loans	1.57%	1.98%	1.81%	1.64%	1.45%	1.47%	1.44%
Net charge offs to average loans outstanding	0.68%	0.84%	2.13%	1.58%	0.29%	0.09%	0.15%

Capital Ratios
Total equity to total assets	9.42%	13.19%	10.63%	12.39%	14.00%	15.22%	18.96%
Tang. equity to total assets	9.03%	12.98%	10.36%	12.19%	13.78%	14.95%	18.96%
Avg. equity to avg. assets	10.39%	12.65%	12.84%	13.05%	14.47%	18.29%	15.98%

Other Data
No. of full-service offices	15 (1)	8	10	8	7	7	6

(1) As of the date of this appraisal, HFG had 16 full-service offices.

Source:  Heritage Financial Group.

HFG’s asset base has experienced relatively steady growth since 2005, increasing by $298.1 million from year-end 2005 to June 30, 2010.  Net loan growth accounted for $132.2 million of this expansion, while investment securities increased by $92.8 million.  Cash and equivalents increased by $44.5 million over this time period, largely due to increased liquidity associated with the recent branch and FDIC-assisted acquisition activity.  The increased balance sheet leverage is evidenced by the decrease in the ratio of total equity to total assets from 18.96% at year-end 2005 to 9.42% at June 30, 2010.

FELDMAN FINANCIAL ADVISORS, INC.

Comparison of Financial Condition at June 30, 2010 and December 31, 2009

Total assets increased by $89.9 million or 15.7% to $661.9 million at June 30, 2010 from $572.0 million at year-end 2009.  Total interest-earning assets increased $71.3 million or 14.0% to $580.6 million at June 30, 2010 from $509.2 million at year-end 2009.  Loans increased $54.6 million, securities available for sale increased $35.8 million and cash and due from banks increased $13.2 million, while interest-bearing deposits in banks decreased $22.2 million.

The increase in HFG’s cash and due from banks was primarily a result of maintaining a higher compensating balance in its primary correspondent account.  This increase in compensating balance allowed HFG to utilize its excess liquidity position to offset various correspondent fees, which was more advantageous than maintaining a portion of the excess balance at the prevailing overnight federal funds rate.  The increase in loans was primarily due to the acquisition of five branches, including $51.8 million in loans, from The Park Avenue Bank during the second quarter of 2010.  The increase in securities available for sale was due to purchases of securities made to utilize the net cash of $39.4 million received in conjunction with this acquisition. These purchases were U.S. Government agency securities and U.S. government agency mortgage-backed securities.  The decrease in interest-bearing deposits in banks was due to the maturity of certificates of deposit held with other financial institutions which were not reinvested at maturity.

Premises and equipment increased $4.8 million or 30.6% at June 30, 2010, of which $1.2 million was due to the purchase of branches in Reidsville and Collins from the FDIC during the first quarter of 2010 and approximately $3.4 million related to the acquisition of the five branches from The Park Avenue Bank.  The acquisition of The Park Avenue Bank branches included land of $1.4 million, buildings of $1.9 million, and furniture and equipment of $149,000.  In addition, HFG expects to begin construction on a new branch in Lee County, Georgia during the second half of 2010 at an approximate cost of $2.5 million.

FELDMAN FINANCIAL ADVISORS, INC.

Foreclosed assets increased from $1.8 million at December 31, 2009, to $3.0 million at June 30, 2010. The primary reason for the increase was the addition of a $1.9 million undeveloped commercial property in the Atlanta metropolitan market in the first quarter of 2010. This property was foreclosed in March 2010 and was under a contract for sale; however, the buyer did not perform as agreed in the contract.  HFG is currently marketing this property for sale.  The remainder of foreclosed assets consisted of various properties, primarily located in southwest Georgia, with no single property having a book value over $400,000. All of these properties are being marketed actively for disposition.  During the first six months of 2010, HFG had gross proceeds on sales of foreclosed property of approximately $2.0 million and recorded net gains of $343,000 on those sales.

Total liabilities increased $88.4 million or 17.3% to $599.5 million at June 30, 2010 compared with $511.1 million at December 31, 2009.  Total deposits increased by approximately $97.1 million due to the acquisition of five branches in May 2010.  Approximately $75.6 million of these deposits were checking and money market accounts, while approximately $21.5 million were certificates of deposit that matured within 45 days of the acquisition of the branches.  The remainder of the certificates of deposit of these branches remained with The Park Avenue Bank after the acquisition.  Because The Park Avenue Bank will not be operating branches in these markets, HFG expects some of those customers may migrate to the Bank as their certificates of deposit mature, which HFG believes may add approximately $50.0 million of the certificates of deposit it did not assume in the branch acquisition to its deposit base in these markets over the next year.  The total amount of other borrowings remained level at $42.5 million during the first six months of 2010.  Federal funds purchased and securities sold under agreements to repurchase increased by $1.1 million or 3.3% due to the acquisition of commercial customers and their related repurchase agreements in the acquisition of The Park Avenue Bank branches.

FELDMAN FINANCIAL ADVISORS, INC.

Total equity increased $1.6 million to $62.4 million at June 30, 2010, compared with $60.8 million at December 31, 2009.  Net income of $926,000 for the first six months of 2010, stock based compensation of $404,000, the allocation of $203,000 in ESOP shares as well as other comprehensive income of $474,000 increased equity, while dividends of $486,000 decreased equity.  As a result of the recent branch expansion, the Company’s ratio of total equity to total assets decreased from 10.61% at December 31, 2009 to 9.42% at June 30, 2010.

Comparison of Financial Condition at December 31, 2009 and December 31, 2008

Total assets increased $69.9 million or 13.9% increase from December 31, 2008, to $571.9 million at December 31, 2009.  The increase was due primarily to the branch and FDIC-assisted acquisition activity in the fourth quarter of 2009, which provided HFG with $61.5 million in cash, $35.2 million in loans, and $97.7 million in deposits.

Total interest-earning assets increased $59.6 million or 13.3% to $509.2 million at December 31, 2009, from $449.6 million at December 31, 2008.  Gross loans increased $31.7 million or 10.5% to $334.1 million at December 31, 2009, compared with $302.5 million at December 31, 2008, due primarily to the previously mentioned acquisition activity.  Investment securities increased $4.4 million or 3.8% to $120.5 million at December 31, 2009.  Federal funds purchased decreased $18.9 million or 62.5% to $11.3 million at December 31, 2009.  This decrease was primarily due to the Company’s efforts to reduce the amounts it maintains at correspondent banks by shifting more liquid assets to interest-bearing account at the Federal Reserve Bank of Atlanta.  Interest-bearing deposits in banks increased $42.5 million to $43.2 million at December 31, 2009.  This was due primarily to funds obtained through the branch and FDIC-assisted acquisition activity in the fourth quarter of 2009.

FELDMAN FINANCIAL ADVISORS, INC.

The Company has maintained excess liquidity for three purposes.  First, HFG believes it is prudent to maintain higher liquidity during uncertain economic times.  Second, the Company believes this excess liquidity facilitates additional flexibility in pursuing its expansion strategy.  Third, the Company believes this excess liquidity will provide flexibility for funding loans or other investments if a dramatic rise in interest rates occurs.  Maintaining excess liquidity does cause net interest margin to decrease in the short term; however, HFG feels the benefits of maintaining excess liquidity outweighs the cost to net interest margin.

Foreclosed assets decreased $324,000 to $1.8 million at December 31, 2009.  Other real estate owned comprised the majority of that decrease.  During the year, approximately $732,000 of other real estate owned was transferred in from the loan portfolio, and approximately $585,000 was acquired in the FDIC-assisted acquisition in December 2009.  During 2009, the Company sold $1.2 million of other real estate owned and wrote down $422,000 on other real estate owned properties.  Approximately $539,000 of HFG’s other real estate owned portfolio at December 31, 2009, consisted of undeveloped lots or vacant land.

Intangible assets increased $571,000 due to the acquisition activity in December 2009.  Cash surrender value of bank-owned life insurance (“BOLI”) increased by $621,000 due to the earnings on BOLI policies.  Other assets increased $5.2 million, $800,000 of which was due to an increase in deferred tax assets stemming from the Company’s net loss in 2009.

FELDMAN FINANCIAL ADVISORS, INC.

Total liabilities increased $71.3 million or 16.2% to $511.1 million at December 31, 2009, compared with $439.8 million at December 31, 2008.  This increase was due primarily to the increase in interest-bearing liabilities, which increased $59.7 million or 14.4%, to $473.1 million at December 31, 2009, from $413.4 million at December 31, 2008.  Deposits ended the year at $426.7 million, up 26.0% or $88.1 million from $338.6 million from December 31, 2008. This increase was attributable to the Company’s branch and FDIC-assisted acquisition activity.  FHLB advances amounted to $42.5 million at December 31, 2009, a decrease of $10.0 million or 19.0% from December 31, 2008.  HFG paid these advances down as maturities occurred in 2009 with funds received from deposit growth.

 Total equity decreased by $1.4 million or 2.2% to $60.8 million at year-end.  A net loss of $1.7 million, dividends of $721,000 and the purchase of $516,000 of treasury stock resulted in decreased equity.  The combination of decreased equity and increased assets resulted in a decline in the ratio of total equity to assets from 12.39% at year-end 2008 to 10.61% at year-end 2009.

Asset Composition

The Company’s loan portfolio composition is presented in Exhibit II-3 as of December 31, 2008 and 2009 and at June 30, 2010.  HFG maintains a diverse loan portfolio and has recently experienced growth primarily in commercial real estate loans, while consumer loans have declined.

FELDMAN FINANCIAL ADVISORS, INC.

One- to Four-Family Residential Real Estate Loans

HFG originates loans secured by first mortgages on one- to four-family residences in its lending area, and on occasion, outside its lending area for customers whose primary residences are within its lending area.  The majority of these loans are originated by the Company and funded by or sold to other lenders.  At June 30, 2010, HFG had $89.9 million, or 23.1% of its loan portfolio in one- to four-family residential loans.  Of these, $83.8 million were fixed-rate loans and $6.1 million were adjustable-rate loans.

Commercial and Multi-Family Real Estate Loans

The Company offers a variety of multi-family and commercial real estate loans.  These loans are secured primarily by multi-family dwellings, retail establishments, hotels, motels, warehouses and small office buildings located in the Company’s market areas.  At June 30, 2010, commercial real estate and multi-family loans totaled $80.4 million and $9.9 million or 20.7% and 2.6%, respectively, of the gross loan portfolio.  In comparison, this segment of the loan portfolio amounted to $38.0 million or 14.9% of total loans at year-end 2005 and comprised commercial real estate loans only.

Loans secured by multi-family and commercial real estate are originated with either a fixed or adjustable rate over a three-or five-year term with a balloon payment generally based on a 15-year amortization.  The interest rate on adjustable-rate loans is based on a variety of indices, generally determined through negotiation with the borrower.  Loan-to-value ratios on multi-family and commercial real estate loans typically do not exceed 80% of the appraised value of the property.  Loans secured by multi-family and commercial real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower.

FELDMAN FINANCIAL ADVISORS, INC.

Construction and Development Loans

The Company’s construction loan portfolio consists of loans for the construction of one- to four-family residences, multi-family residences and commercial properties.  Construction lending generally affords HFG an opportunity to receive interest at rates higher than those obtainable from residential lending and to receive higher origination and other loan fees.  In addition, construction loans are generally made with adjustable rates of interest for six- to nine-month terms, with interest-only payments due during the construction period.  At June 30, 2010, the Company had $22.0 million in construction loans outstanding, representing 5.7% of the gross loan portfolio and consisting of $2.1 million in construction loans for one- to four-family residences, $3.8 million for commercial properties being constructed and $16.1 million in acquisition and development loans to builders, developers and individuals, for the development of lots for future residential and commercial construction.

Commercial Business Loans

At June 30, 2010, commercial business loans totaled $42.9 million or 11.0% of the Company’s gross loan portfolio.  The majority of HFG’s commercial loans have been to borrowers in southwest Georgia and north central Florida.  The Company intends to continue its commercial lending in this geographic area, as well as expand this lending throughout southern Georgia.  HFG’s commercial business lending activities encompass loans with a variety of purposes and security, including loans to finance accounts receivable, inventory and equipment.  HFG’s commercial business lending policy includes credit file documentation and analysis of the borrower’s background, capacity to repay the loan, the adequacy of the borrower’s capital and collateral as well as an evaluation of other conditions affecting the borrower.  Commercial business loans are generally secured by business assets, such as accounts receivable, equipment and inventory.  HFG generally obtains personal guarantees on its commercial business loans.

FELDMAN FINANCIAL ADVISORS, INC.

Consumer Loans

HFG offers a variety of secured consumer loans, including home equity lines of credit, new and used auto loans, boat and recreational vehicle loans, and loans secured by deposit accounts.  The Company also offers a limited amount of unsecured loans.  HFG originates consumer loans primarily in its market areas.  At June 30, 2010, the consumer loan portfolio totaled $46.5 million, or 15.0% of the gross loan portfolio.

Home equity lines of credit totaled $16.9 million, and accounted for 4.4% of the gross loan portfolio at June 30, 2010.  These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 100% of the value of the property securing the loan.  Home equity lines of credit generally have a 15-year draw period and require the payment of 1.5% of the outstanding loan balance per month during the draw period, which may be re-borrowed at any time during the draw period.  HFG also offers a 15-year home equity line of credit that requires interest-only payments for the first five years, then fully amortizing payments over the remaining 10 years of the loan.

HFG originates auto loans on a direct basis and very limited on an indirect basis.  Prior to 2008, the Company was very active in indirect auto lending.  However, as the Company tightened its lending standards on indirect auto loans, HFG saw dramatic decreases in indirect auto loan production.  Going forward, the Company does not expect indirect lending to be a significant part of its business, and HFG expects this portfolio to continue to decline as loans pay off.  Auto loans totaled $21.0 million at June 30, 2010, or 5.4% of the gross loan portfolio, of which $8.7 million was direct loans and $12.5 million was indirect loans.  Auto loans may be written for up to six years and usually have fixed rates of interest.  Loan-to-value ratios are up to 100% of the sales price for new autos and 100% of retail value on used autos, based on valuation from official used car guides.

FELDMAN FINANCIAL ADVISORS, INC.

Investment Portfolio

Exhibit II-4 presents a summary of HFG’s investment portfolio as of December 31, 2008 and 2009 and June 30, 2010.  As of June 30, 2010, the Company’s investment portfolio comprised $156.4 million in securities available for sale and $38.3 million of other earning assets including interest-bearing deposits, federal funds sold, and FHLB stock.  HFG had gross unrealized losses of approximately $103,000 in its investment securities portfolio at June 30, 2010 and the weighted average portfolio yield was 3.39%.  As of June 30, 2010, the Company’s securities portfolio was primarily composed of U.S. Government sponsored entity (“GSE”) securities, GSE residential mortgage-backed securities, and state and municipal securities.  The general objectives of the Company’s investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, re-investment risk, liquidity risk and interest rate risk.

FELDMAN FINANCIAL ADVISORS, INC.

Liability Composition

Deposits are HFG’s major external source of funds for lending and other investment purposes.  Exhibit II-5 presents a summary of the Company’s deposit composition as of December 31, 2008 and 2009 and June 30, 2010.  Total deposits amounted to $515.7 million or 77.9% of total assets and 86.0% of total liabilities at June 30, 2010.  Total deposits increased by a compound annual rate of 18.6% between year-end 2005 and June 30, 2010, spurred in part by the Company’s recent branch and FDIC-assisted acquisition activity.  In December 2009, HFG assumed $56.5 million of deposits related to the FDIC-assisted acquisition of The Tattnall Bank and $41.5 million in deposits related to the purchase of the Lake City branch of Atlantic Coast Bank.  In May 2010, HFG assumed $97.1 million of deposits through the acquisition of five branches from The Park Avenue Bank.

               HFG offers a variety of deposit accounts to both consumers and businesses having a wide range of interest rates and terms.  The Company’s deposits consist of savings and checking accounts, money market deposit accounts, NOW and demand accounts and certificates of deposit.  HFG solicits deposits primarily in its market areas and relies on competitive pricing policies, marketing and customer service to attract and retain these deposits.  In addition, the Company solicits brokered deposits when terms and rates are more favorable than those in the markets it serves.  At June 30, 2010, HFG had $17.1 million in brokered deposits, of which $7.1 million were money market deposits from a broker/dealer, and $10.0 million were in certificates of deposit in the Certificate of Deposit Account Registry Service or “CDARS.”

FELDMAN FINANCIAL ADVISORS, INC.

The flow of deposits is influenced significantly by general economic conditions, changes in prevailing interest rates, and competition.  The variety of deposit accounts offered by HFG has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand.  The Company has have become more susceptible to short term fluctuations in deposit flows, as customers have become more interest rate conscious.  HFG attempts to manage the pricing of its deposits in keeping with its asset and liability management, liquidity, and profitability objectives, subject to competitive factors.

The Company’s deposit base consists primarily of non-certificate accounts, which totaled $347.4 million or 67.4% of total deposits at June 30, 2010.  HFG’s recent emphasis on commercial operations and acquisition of commercial bank branches has increased the concentration of transaction accounts.  Certificates of deposit amounted to $168.3 million or 32.6% of total deposits at June 30, 2010, representing a decrease from 52.6% of total deposits at December 31, 2007.  Savings and money market deposits composed $197.92 million or 38.4% of total deposits, followed by $103.2 million or 20.0% of interest-bearing demand deposits and $46.2 million or 9.0% of non-interest bearing demand deposits.  The weighted average cost of total interest-bearing deposits was 1.48% for the six months ended June 30, 2010 and 1.37% for total deposits including non-interest bearing deposits..

Exhibit II-6 presents a summary of HFG’s borrowed funds as of or for the years ended December 31, 2008 to 2009 and the six months ended June 30, 2010.  Although deposits are the Company’s primary source of funds, HFG may utilize borrowings when they are a less costly source of funds and can be invested at a positive interest rate spread, when it desires additional capacity to fund loan demand or when they meet the Company’s asset/liability management goals.  Since converting from a credit union in 2001, the Company’s borrowings have consisted of FHLB advances, federal funds purchased and securities sold under repurchase agreements.

FELDMAN FINANCIAL ADVISORS, INC.

The Company obtains advances from the FHLB of Atlanta upon the security of certain of its mortgage loans and mortgage-backed and other securities.  These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features, and  all long-term advances are required to provide funds for residential home financing.  At June 30, 2010, HFG had $42.5 million in FHLB advances outstanding and the ability to borrow an additional $26.6 million from the FHLB of Atlanta.

HFG also has the ability to borrow from securities broker-dealers and customers by pledging investments.  These arrangements are known as securities sold under repurchase agreements.  These borrowings can be done on an overnight, short-term or long-term basis.  As of June 30, 2010, the Company had $30.0 million borrowed under long-term agreements with broker-dealers and $1.9 million borrowed under overnight agreements with customers.  In addition, HFG has the ability to borrow up to $20.0 million from correspondent banks pursuant to renewable lines of credit, and from Chattahoochee Bank of Georgia on an overnight basis.  At June 30, 2010, HFG had $2.0 million in federal funds purchased from that financial institution.

Equity Capital

The Company had total equity of $62.4 million or 9.42% of total assets as of June 30, 2010.  After its initial MHC offering, the Company’s equity increased from $39.1 million or 11.39% of total assets at year-end 2004 to $69.0 million or 18.96% at year-end 2005.  Total equity declined by $8.2 million between year-end 2005 and year-end 2009 to $60.8 million, mainly as a consequence of common shares repurchased as treasury stock in a cumulative amount of $14.1 million.  The combination of shrinking equity and asset expansion driven by acquisition activity has increased the capital leverage of the Company’s balance sheet.  The Company’s ratio of total equity to total assets measured 9.42% as of June 30, 2010.  The Company had $2.6 million of intangible assets as of June 30, 2010.  As a result, the Company’s tangible equity amounted to $59.8 million and its ratio of tangible equity to tangible assets measured 9.06% at June 30, 2010.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s capital levels remain solid in comparison to its minimum regulatory requirements.  The Bank’s regulatory capital ratios of Tier 1 Core Capital, Tier 1 Risk-based Capital, and Total Risk-based Capital were 8.56%, 12.43%, and 13.68%, respectively, as of June 30, 2010.  In comparison, the minimum regulatory requirements under OTS and FDIC guidelines were 4.00%, 4.00%, and 8.00%, and the threshold requirements for regulatory “well-capitalized” levels were 5.00%, 6.00%, and 10.00%, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 3 displays the main components of HFG’s earnings performance for the years ended December 31, 2007 to 2009 and the six months ended June 30, 2009 and 2010.  Table 4 displays the Company’s principal income and expense ratios as a percent of average assets for the corresponding periods.  Table 5 displays the Company’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities for various periods.

Recent Overview

HFG recorded earnings of $2.9 million in 2007, representing a return on average assets (“ROA”) of 0.66% and a return on average equity (“ROE”) of 4.55%.  However, the Company incurred a net loss of $262,000 million in 2008 and a net loss of $1.7 million in 2009.  HFG’s operating results for both 2008 and 2009 were adversely impacted by increases in the provision for loans losses.  Earnings for 2008 were also reduced due to an impairment loss on certain securities.  For the six months ended June 30, 2010, the Company reported positive earnings of $926,000, representing an annualized ROA of 0.31% and an annualized ROE of 3.00%.

Although the Company’s assets increased steadily between 2005 and 2009, its level of net interest income only increased marginally during these periods.  The prevailing interest rate environment and HFG’s emphasis on liquidity contributed to an overall decline in the Company’s net interest spread.  In addition, increases in non-performing loans and charge-offs gave rise to an increase the level of loan loss provisions in 2008 and 2009.  The Company’s loan loss provision returned to more normalized levels in the first half of 2010.  In addition, the increase in interest-earning assets funded by deposits from the recent acquisitions contributed to a significant increase in net interest income for the first half of 2010.

FELDMAN FINANCIAL ADVISORS, INC.

Table 3
 Income Statement Summary
For the Years Ended December 31, 2007 to 2009
And the Six Months Ended June 30, 2009 and 2010
(Dollars in Thousands)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009	2008	2007

Total interest income	$13,303	$11,880	$23,401	$27,195	$27,997
Total interest expense	4,197	4,900	8,794	12,494	13,462

Net interest income	9,106	6,980	14,607	14,701	14,535
Provision for loan losses	1,150	1,300	7,500	3,350	1,178
Net interest income after provision	7,956	5,680	7,107	11,351	13,357

Fees and service charges	3,030	2,987	4,953	5,245	5,129
Impairment loss on securities	-	-	-	(3,119)	-
Gain (loss) on sales of investment secs.	160	366	909	235	(355)
Other non-interest income	344	331	1,925	2,227	1,916
Total non-interest income	3,766	3,684	7,787	4,588	6,690

Total non-interest expense	10,730	8,856	18,271	17,429	17,976

Income before tax expense (benefit)	992	508	(3,377)	(1,490)	2,071
Income tax provision (benefit)	66	(41)	(1,724)	(1,228)	(850)
Net income (loss)	$926	$549	$(1,653)	$(262)	$2,921

Source:  Heritage Financial Group.

Six Months Ended June 30, 2010 and 2009

During the six months ended June 30, 2010, HFG recorded net income of $926,000 as compared to $549,000 for the six months ended June 30, 2009.  The annualized ROA increased to 0.31% for the 2010 period versus 0.22% for the 2009 period.  The increase in income was due primarily to increases in net interest income and non-interest income, offset partially by an increase in non-interest expense.  Net interest income and non-interest income increased by 30.4% and 2.2%, respectively, while non-interest expense increased by 21.2%.

FELDMAN FINANCIAL ADVISORS, INC.

Total interest income for the six months ended June 30, 2010 increased $1.4 million or 12.4% to $13.3 million, compared to $11.9 million during the first half of 2009.  The increase was due to an increase in average interest-earning assets of $77.8 million during the 2010 period to $537.6 million compared with $445.9 million during the 2009 period.  This increase in average earning assets was due primarily to the recent acquisition activity in the fourth quarter of 2009 and the second quarter of 2010.  The increase in the average balance of earning assets was offset by a 27 basis points decrease in the yield on average earning assets to 5.23% during the first half of 2010 as compared to the yield of 5.50% earned during the same period in 2009.

Total interest expense decreased $703,000 or 14.3% to $4.2 million for the first half of 2010, compared to 4.9 million during the same period in 2009.  The cost of interest-bearing liabilities decreased 68 basis points to 1.73% during the first half of 2010 compared with 2.41% during the same period in 2009.  This decrease in cost was partially offset by an increase in the average balance of interest-bearing liabilities during the first half of 2010 to $488.8 million, an increase of $78.5 million compared to $410.3 million during the first half of 2009.

Net interest income for the six months ended June 30, 2010 increased $2.1 million or 30.4% to $9.1 million from $7.0 million for the six months ended June 30, 2009.  The net interest spread increased 41 basis points for the first half of 2010 to 3.50%, compared with 3.09% during the same period in 2009.  The net interest margin increased 32 basis points to 3.61% for the first half of 2010, compared to 3.29% during the same period in 2009.

During the first half of 2010, the Company recorded a $1.2 million provision for loan losses, which is a slight decrease compared to the $1.3 million provision recorded during the same period in 2009.  The Company’s non-performing assets amounted to $9.4 million or 1.87% of total assets at December 31, 2008, and increased to $13.9 million or 2.95% of assets at September 30, 2009.  Since then, non-performing assets have declined to $10.5 million or 1.59% of assets at June 30, 2010.

FELDMAN FINANCIAL ADVISORS, INC.

Non-interest income increased by 2.2% from $3.7 million in the first half of 2009 to $3.8 million for the first half of 2010, primarily as a result of a $162,000 increase in service charges on deposit accounts.  Non-interest income primarily comprises service charges, brokerage fees, mortgage origination fees, and BOLI income.  Excluding gains on sale of securities, non-interest income in relation to average assets declined from 1.21% annualized for the first half of 2009 to 1.33% for the first half of 2010.

Non-interest expense increased by 21.2% to $10.7 million for the six months ended June 30, 2010, compared to $8.9 million for the corresponding period in 2009.  Salaries and employee benefits increased by $1.1 million or 25.2% from $4.4 million to $5.5 million due to an increase in the number of full-time equivalent employees to 194 at June 30, 2010, compared to 118 at June 30, 2009, primarily related to the acquisition activity.  The Company added approximately 45 employees from its acquisition of the five branches from The Park Avenue Bank in May 2010.  In July 2010, the Company opened a new branch office in Valdosta, Georgia, which added five more employees.  In addition, the Company may hire additional staff in its finance, operations, and credit areas to assist with the integration and operation of the recently acquired branches.  Foreclosed asset and collection expenses increased by $505,000 in the first half of 2010 due to the increase in foreclosed assets as a result of the FDIC-assisted acquisition.  In relation to average assets, the non-interest expense ratio increased moderately from 3.55% annualized for the first half of 2009 to 3.61% for the first half of 2010.

FELDMAN FINANCIAL ADVISORS, INC.

Years Ended December 31, 2009 and 2008

The Company registered a net loss of $1.7 million for the year ended December 31, 2008, compared to a loss of $262,000 for the year ended December 31, 2008.  A $4.2 million increase in loan loss provision expense along with an $842,000 increase in non-interest expenses offset the improvement in non-interest income.  Also, net interest income declined modestly by $94,000 in 2009.

Total interest income decreased $3.8 million or 14.0% to $23.4 million in 2009 from $27.2 million in 2008.  A 76 basis point decrease on yield in earnings assets, primarily due to a decrease in market interest rates, accounted for $3.0 million of the decrease, while a decrease in average balances during the year of $6.3 million accounted for $760,000 of the decrease.  The decrease in average earning assets was due to a decrease in loan demand during the year.  In the fourth quarter of 2009, the Company’s acquisition activity led to an increase in earning assets by year-end.  However, these additions of earning assets late in the year did not make up for the decline in average balances that had occurred earlier in the year.  Total interest expense decreased $3.7 million or 29.6% to $8.8 million in 2009 from $12.5 million in 2008.  A 91 basis point decrease in the cost of interest-bearing liabilities accounted for $2.8 million of the decrease, while a decrease in average balances, primarily wholesale deposits, accounted for $867,000 of the decrease.

Net interest income decreased $94,000 or 0.6% to $14.6 million in 2009 compared with $14.7 million in 2008.  The Company’s net interest spread increased 15 basis points to 3.31% compared with 3.16% during the year earlier period.  The net interest margin increased 4 basis points to 3.49% versus 3.45% during the same period in 2008.  Average interest-earning assets decreased $6.3 million or 1.4% to $436.8 million in 2009, compared with $443.1 million in 2008.  Average interest-bearing liabilities decreased $738,000 or 0.2% to $400.8 million in 2009, compared with $401.6 million in 2008.

FELDMAN FINANCIAL ADVISORS, INC.

General declines in the level of market interest rates caused HFG’s net interest margin to decline during 2008 and the first half of 2009.  During the second half of 2009, the Company experienced improvement in its net interest margin.  The primary driver of this improvement was a decrease in the Company’s cost of interest-bearing liabilities.  This occurred as HFG was able to lower its deposit rates, and as its structured repurchase agreements priced lower during the year.  The Company also reduced its wholesale time deposits from $27.8 million at December 31, 2008 to $14.1 million at December 31, 2009.  During 2009, the Company also reduced other borrowings by $10.0 million.

  The Company recorded a provision for loans losses of $7.5 million in 2009, compared with $3.4 million for the prior-year period.  Net charge-offs of $6.4 million were part of the reason for the increase in loan loss provision expense for 2009.  Non-performing loans increased $1.2 million to $8.5 million at December 31, 2009, compared with $7.3 million at December 31, 2008.  The ratio of non-performing loans to total loans increased to 2.53% compared with 2.41% at December 31, 2008. The allowance for loan losses as a percentage of total loans increased by 17 basis points to 1.81% compared with 1.64% at December 31, 2008.  The Company’s internally criticized and classified assets totaled $35.8 million at December 31, 2009, compared to $27.0 million at December 31, 2008.

FELDMAN FINANCIAL ADVISORS, INC.

Non-interest income increased by 41.1% or $3.2 million to $7.8 million in 2009 from $4.6 million in 2008.  The largest difference was the absence of the $3.1 million impairment loss on securities that was recorded in 2008.  HFG determined during 2008 that the securities of three issuers (Freddie Mac, General Motors, and Ford Motor Credit) whose securities were held in the Company’s available for sale portfolio were other than temporarily impaired.  Service charges on deposit accounts decreased by $411,000 or 10.4% from $3.9 million in 2008 to $3.5 million in 2009 due to a decrease in overdraft fees as a result of reduced overdraft activity.  HFG also experienced a decline in revenue associated with FHLB stock dividends, brokerage fees, and mortgage origination fees.  However, the Company experienced increases in revenue from BOLI income and gains on sale of securities.

Non-interest expense increased by $842,000 or 4.8% from $17.4 million in 2008 to $18.3 million in 2009.  The ratio of non-interest expense to average assets increased from 3.55% in 2008 to 3.72% in 2009.  Salaries and employee benefits decreased by $88,000 or 1.0% from $9.0 million in 2008 to $8.9 million in 2009.  The decrease in salaries was due primarily to efforts to keep staffing levels in line with the economic slowdown and the Company’s effort to increase efficiencies.  However, with its acquisition activity near the end of the year, HFG increased its full-time equivalent employees from 120 at year-end 2008 to 134 at year-end 2009.

Occupancy and equipment expense decreased by $238,000 from $2.4 million in 2008 to $2.2 million in 2009, primarily due to cost reduction measures implemented to offset declines in revenue.  HFG expects occupancy and equipment expense to increase in 2010 due to the addition of three new branches in December 2009 and the addition of at five branches in May 2010.

FELDMAN FINANCIAL ADVISORS, INC.

The Company experienced significant increases in data processing fees, impairment loss on premises held for sale, and FDIC insurance and other regulatory fees.  Data processing expenses increased from $1.3 million in 2008 to $1.6 million in 2009 due to the increased amount of debit card transactions in 2009 and increases in other data processing fees.  The impairment loss on premises held for sale amounted to $502,000 in 2009.  The increase in FDIC insurance and other regulatory fees amounted to $605,000 and reflected an increase in insurance premiums during 2009, as well as a special assessment of $202,000.  The Company recorded income tax benefits of $1.2 million and $1.7 million in 2008 and 2009, respectively, as a result of the pre-tax operating losses incurred in both years.

FELDMAN FINANCIAL ADVISORS, INC.

Table 4
Income Statement Ratios
For the Years Ended December 31, 2007 to 2009
And the Six Months Ended June 30, 2009 and 2010
(Percent of Average Assets)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010(1)	2009(1)	2009	2008	2007

Total interest income	4.48%	4.76%	4.76%	5.54%	6.30%
Total interest expense	1.41	1.96	1.79	2.55	3.03

Net interest income	3.07	2.80	2.97	3.00	3.27
Provision for loan losses	0.39	0.52	1.53	0.68	0.27
Net interest income after provision	2.68	2.28	1.45	2.31	3.01

Fees and service charges	1.10	1.20	1.01	1.07	1.15
Impairment loss on securities	0.00	0.00	0.00	(0.64)	0.00
Gain (loss) on sales of investment secs.	0.05	0.15	0.19	0.05	(0.08)
Other non-interest income	0.12	0.13	0.39	0.45	0.43
Total non-interest income	1.27	1.48	1.59	0.94	1.51

Total non-interest expense	3.61	3.55	3.72	3.55	4.05

Income before tax expense (benefit)	0.33	0.20	(0.69)	(0.30)	0.47
Income tax provision (benefit)	0.02	(0.02)	(0.35)	(0.25)	(0.19)
Net income (loss)	0.31%	0.22%	(0.34)%	(0.05)%	0.66%

(1)  Ratios are presented on an annualized basis.

Source:  Heritage Financial Group; Feldman Financial calculations.

FELDMAN FINANCIAL ADVISORS, INC.

Table 5
Yield and Cost Summary
For the Years Ended December 31, 2008 and 2009
And the Six Months Ended June 30, 2009 and 2010
(Data in Percentages)

	Six Months Ended June 30,				Year Ended December 31,
	2010		2009		2009		2008
Weighted Average Yields
Loans	6.39%		6.19%		6.21%		6.70%
Mortgage loans held for sale	5.07		-		-		-
Taxable investment securities	3.55		4.64		4.27		5.50
Tax-exempt investment securities	5.99		5.90		5.95		6.30
Federal funds sold	0.26		0.25		0.25		1.62
Interest-bearing deposits	0.49		0.17		0.72		2.44
Total interest-earning assets	5.23		5.50		5.50		6.26

Weighted Average Costs
Interest-bearing demand deposits	1.06		1.06		1.05		1.12
Savings and money market deposits	0.72		1.32		1.27		1.46
Retail time deposits	2.45		3.41		3.10		4.18
Wholesale time deposits	2.37		3.61		3.32		4.35
Borrowings	3.09		2.75		2.66		3.69
Total interest-bearing liabilities	1.73		2.41		2.19		3.10
Net interest spread(1)	3.50		3.09		3.31		3.16
Net interest margin(2)	3.61		3.29		3.49		3.45
Average interest-earning assets to
average interest-bearing liabilities	1.07	x	1.09	x	1.09	x	1.10	x

(1)	Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Net interest income as a percentage of average interest-earning assets.

Source:  Heritage Financial Group.

FELDMAN FINANCIAL ADVISORS, INC.

Interest Rate Risk Management

To manage the potential for adverse effects of material and prolonged increases in interest rates on its results of operations, HFG has adopted asset and liability management policies to understand, measure, monitor, and control the risk.  These policies are designed to allow the Company to implement strategies to minimize the effects of interest rate changes to net income and capital position by properly matching the maturities and repricing terms of its interest-earning assets and interest-bearing liabilities.  These policies are implemented by the Company’s Risk Management Committee, which is composed of senior management and Board members.  The Risk Management Committee establishes guidelines for and monitors the volume and mix of assets and funding sources, taking into account relative costs and spreads, interest rate sensitivity, and liquidity requirements.

The objectives are to manage assets and funding sources to produce results that limit negative changes in net income and capital while supporting liquidity, capital adequacy, growth, risk, and profitability goals.  Senior managers oversee the process on a daily basis.  The Risk Management Committee meets quarterly to review, among other things, economic conditions and interest rate outlook, current and projected needs and capital position, anticipated changes in the volume and mix of assets and liabilities, interest rate risk exposure, liquidity position and net portfolio present value.  The Risk Management Committee also recommends strategy changes, as appropriate, based on its review.  The Risk Management Committee is responsible for reviewing and reporting the effects of the policy implementations and strategies to the Board of Directors on a quarterly basis.

FELDMAN FINANCIAL ADVISORS, INC.

In order to manage its assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, the Company has focused its strategies on the following objectives:

●	Limiting the percentage of long-term, fixed-rate loans within the loan portfolio;

●	Originating a mix of variable-rate and shorter term fixed-rate loans;

●	Originating prime-based home equity lines of credit;

●	Managing deposit relationships for stability and a lower cost of funds position;

●	Using FHLB advances and other funding sources to align maturities and repricing terms of funding sources with loans; and

●	Continuing the origination of consumer loans.

The Risk Management Committee has oversight over the asset and liability management of HFG.  This committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net income and the market value of portfolio equity.  Market value of portfolio equity is a measurement of the value of the balance sheet at a fixed point in time.  It is summarized as the fair value of assets less the fair value of liabilities.  The committee reviews computations of the value of capital at current interest rates and alternative interest rates.  The variance in the net portfolio value between current interest rate computations and alternative rate computations represents the potential impact of changing rates on capital.

Table 6 sets forth the distribution of the repricing of HFG’s interest-earning assets and interest-bearing liabilities as June 30, 2010, the interest rate sensitivity gap (i.e., interest-rate sensitive assets divided by interest-rate sensitivity liabilities), the cumulative interest rate sensitivity gap ratio (i.e., interest-rate sensitive assets divided by interest-rate sensitive liabilities) and the cumulative sensitivity gap ratio.  The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms.  However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and customer needs.  In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

FELDMAN FINANCIAL ADVISORS, INC.

Table 6
Interest Sensitivity Analysis
As of June 30, 2010
(Dollars in Thousands)

	June 30, 2010
	Maturing or Repricing Within
	Zero to Three Months	Three Months to One Year	One to Five Years	Over Five Years	Total

Interest-earning assets
Short-term assets	$35,038	$-	$-	$-	$35,038
Investment securities	13,818	42,659	71,789	28,093	156,359
Loans held for sale	448	-	-	-	448
Loans	131,048	52,755	152,688	52,246	388,737
	180,352	95,414	224,477	80,339	580,582

Interest-bearing liabilities
Interest-bearing demand deposits	103,279	-	-	-	103,279
Savings and money market deposits	197,894	-	-	-	197,894
Time deposits	30,359	78,039	56,404	3,516	168,318
Other borrowings	33,954	-	-	-	33,954
Federal Home Loan Bank advances	-	7,500	10,000	25,000	42,500
	365,486	85,539	66,404	28,516	545,935

Interest rate sensitivity gap	$(185,134)	$9,875	$158,073	$51,823	$34,647
Cumulative interest rate sensitivity gap	$(185,134)	$(175,259)	$(17,186)	$34,637
Interest rate sensitivity gap ratio	0.49	1.12	3.38	2.82
Cumulative interest rate sensitivity gap ratio	0.49	0.61	0.97	1.06

FELDMAN FINANCIAL ADVISORS, INC.

Asset Quality

Table 7 summarizes the Company’s non-performing assets (“NPAs”) as of December 31, 2007 to 2009 and June 30, 2010.  The Company’s non-performing assets increased from $3.6 million at year-end 2007 to $9.4 million, $10.3 million, and $10.5 million as of December 31, 2008, December 31, 2009, and June 30, 2010.  Problem assets in the construction and development and commercial business loan portfolios contributed to the rise in NPAs.  At June 30, 2010, HFG’s largest non-performing loan was $1.7 million secured by approximately 20 acres of land in Ocala, Florida.  The next largest non-performing at that date was $1.4 million, which was secured by an owner-occupied retail store in Ocala, Florida.  The third largest non-performing loan at that date was $970,000, which was secured by commercial real estate in Ocala, Florida.  The remainder of non-performing loans consisted of various consumer and commercial loans, none of which exceeded $500,000.

The Company’s allowance for loan losses totaled $6.0 million at June 30, 2010 and measured 1.55% of total loans and 80.2% of non-performing loans.  The loan loss allowance has been increased in recent years to reflect the Company’s diversified loan portfolio and increased charge-off activity.  As a result, the ratio of the allowance to total loans has increased from 1.45% at year-end 2007.  Loan charge-offs increased from $1.0 million in 2007 to $3.0 million in 2008 and $6.6 million in 2009.  The charge-offs in 2009 were primarily attributable to $3.1 million of construction and development loans and $2.3 million of commercial business loans.  The loan loss provision was increased to $3.4 million in 2008 and $7.5 million in 2009, reflecting the increased levels of non-performing loans and charge-offs.  Net charge-offs were $1.2 million and the loan loss provision was $1.2 million for the first half of 2010.

FELDMAN FINANCIAL ADVISORS, INC.

Table 7
Non-performing Assets and Loan Loss Allowance Summary
As of or For the Years Ended December 31, 2007 to 2009
And the Six Months Ended June 30, 2010
(Dollars in Thousands)

	As of or For the Six Mos. Ended June 30,	As of or For the Year Ended December 31,
	2010	2009	2008	2007
Non-accruing Loans
One- to four-family	$1,684	$1,505	$689	$373
Multi-family	-	122	-	-
Commercial real estate	-	236	988	35
Construction and development	2,190	2,863	4,882	2,357
Consumer	285	489	575	447
Commercial business	3,355	3,248	147	-
Total non-accruing loans	7,514	8,463	7,281	3,212

Foreclosed Assets
One- to four-family	508	583	115	-
Multi-family	-	-	-	-
Commercial real estate	267	362	284	287
Construction and development	2,235	794	1,666	-
Consumer	9	56	55	78
Commercial business	-	-	-	-
Total foreclosed assets	3,019	1,795	2,120	365
Total non-performing assets	$10,533	$10,258	$9,401	$3,577

Total as a percentage of total assets	1.59%	1.79%	1.87%	0.76%

Allowance for Loan Losses
Balance at beginning of period	$6,060	$4,951	$4,416	$4,076

Charge-offs	1,293	6,621	3,002	1,033
Recoveries	110	230	187	195
Net charge-offs	1,183	6,391	2,815	838

Provision charged to operations	1,150	7,500	3,350	1,178
Balance at end of period	$6,027	$6,060	$4,951	$4,416

Ratio of net charge-offs to average loans(1)	0.68%	2.13%	1.58%	0.29%

Ratio of net charge-offs to average NPAs(1)	23.55%	65.54%	58.51%	36.12%

Allowance as a % of non-performing loans	80.21%	71.61%	67.99%	137.49%

Allowance as a % of total loans	1.55%	1.81%	1.64%	1.45%

(1) Ratios are presented on an annualized basis for the six months ended June 30, 2010.

Source:  Heritage Financial Group.

FELDMAN FINANCIAL ADVISORS, INC.

Subsidiary and Other Activities

The Company is engaged in the sale of securities and insurance products to customers through an agreement with a third-party broker-dealer, at a location separate from any of its deposit-taking facilities.  During the year ended December 31, 2009, HFG earned $914,000 in gross fees and commissions from this activity.  For the six months ended June 30, 2010, HFG earned $479,000 in gross fees and commissions.  This activity is conducted in accordance with applicable provisions of federal and state insurance and securities laws.  The Bank does not currently have any active subsidiaries.

In 2008, HFG acquired 4.9% of the outstanding shares of Chattahoochee Bank of Georgia, a de novo bank in Gainesville, Georgia, for approximately $1.0 million.  This investment provides the Company with the opportunity to further expand outside of southwest Georgia.  HFG also participates in loans generated by Chattahoochee Bank of Georgia that exceed its legal lending limits, allowing it to generate loan volume and exposure to the northeast Georgia market without incurring building and personnel costs.  O. Leonard Dorminey, President and Chief Executive Officer of HFG, serves on the board of directors, executive committee and loan committee of Chattahoochee Bank of Georgia.  As of June 30, 2010, the Company had $4.8 million in loan participations with and $2.0 million in federal funds purchased from Chattahoochee Bank of Georgia.

FELDMAN FINANCIAL ADVISORS, INC.

Office Facilities

Table II-7 provides summary information about the Company’s office facilities.  At June 30, 2010, HFG had 15 full-service offices owned by the Company.  In July 2010, the Company increased its branch network to 16 offices with the opening of a full-service branch in Valdosta, Georgia.  The Company has begun the construction of a full-service branch in Lee County, Georgia, with an anticipated opening in 2011.

HFG has one leased facility in the north central Florida market that served as its first office in that market.  The Company no longer operates a full-service branch in this location, but still maintains an automated teller machine (“ATM”) at the location.  At June 30, 2010, one of HFG’s branch locations was held for sale.  The Company operates a full-service branch at this location; however, HFG has excess office space at this location that it no longer uses.  When this location is sold, the Company plans to lease back the portion of the building needed for its branch or relocate by purchasing or leasing office space in the area.

FELDMAN FINANCIAL ADVISORS, INC.

Primary Market Areas

HFG is community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.  The Company is headquartered in Albany, Georgia. At June 30, 2010, the Company primarily served southern Georgia through offices in the Albany, Georgia metropolitan statistical area (“MSA”), the Statesboro, Georgia MSA, Appling County (Baxley), Cook County (Adel), Jeff Davis County (Hazlehurst), and Tattnall County (Reidsville and Collins), and north central Florida through offices in Marion County (Ocala) and Columbia County (Lake City).  The Company occasionally makes loans beyond its primary market areas area to meet the needs of customers and to develop new business.

Table 8 provides demographic data on selected market areas in which HFG operates.  General profile of the Company’s primary market areas are presented below.  The summary discussion also includes the recent markets that the Company has entered as a result of its recent expansion activity.  In May 2010, HFG acquired five branches located in Statesboro, Hazlehurst, and Baxley in southeast Georgia and Adel in southwest Georgia.  In July 2010, HFG opened a branch office in Valdosta and plans to open a second branch there sometime in 2010, subject to selecting the location and regulatory approval.

FELDMAN FINANCIAL ADVISORS, INC.

Southwest Georgia Market - Albany MSA

The southwest Georgia economy was historically based on manufacturing and agriculture, but it has become more service-oriented in the last two decades.  Median household income and per capita income are below the state and national averages, reflecting the rural nature of the market and limited availability of high paying white collar and technical jobs.  As of July 2010, the Albany MSA reported an unemployment rate of 10.8%, compared with the national average of 9.5%.  Major employers in the Albany MSA include the Marine Corps Logistic Base, Phoebe Putney Memorial Hospital, Procter & Gamble, Teleperformance USA, Albany State University, Darton College, Palmyra Medical Centers, and Miller Brewing Company.  During 2008, the area lost a major employer when Cooper Tire and Rubber Company announced that it was closing a plant in Albany, eliminating 1,400 jobs.  This market has a population of approximately 165,000. Population growth in this area has remained relatively moderate, with a 4.6% growth rate from 2000 to 2010.  Over the next five years, the population is expected to grow 1.5%.

Southeast Georgia Market - Tattnall County

The Tattnall County market is largely based on agriculture.  Median and household income are below the state and national averages.  As of July 2010, the unemployment rate for the county was 9.4%.  Major employers in Tattnall County include Fries Farms and Tattnall State Prison.  This market has a population of nearly 24,000.  Population growth in this area has remained relatively moderate, with a 5.4% growth rate from 2000 to 2010.  Over the next five years, the population is expected to grow 2.3%.

North Central Florida Market - Ocala MSA

The Ocala market economy is a service-based economy.  The area is known for its world-class equestrian training facilities and its booming retirement communities.  Median household income and per capita income are below the state and national averages.  However, due to the large retirement populations, much more of the income is disposable in nature compared to other markets.  The median age in the Ocala MSA is 48.0 years as compared to the national median of 37.0 years.  Top employers in the area include Monroe Regional Medical Centers, Wal-Mart Stores, AT&T, Publix Supermarkets, Emergency One, Lockheed Martin, ClosetMaid, and Central Florida Community College.  During 2009, Taylor, Bean & Whitaker, a national mortgage company, closed and resulted in the elimination of over 1,200 jobs.  The unemployment rate was 14.1% as of July 2010.  This market has a population of approximately 344,000, and has experienced growth of 32.8% from 2000 to 2010.   Over the next five years, the population is expected to grow 9.1%.

FELDMAN FINANCIAL ADVISORS, INC.

North Central Florida Market - Lake City MSA

The Lake City market includes a service-based economy.  Median household income and per capita income are below the state and national averages.  Top employers in the area include the Veterans Administration Medical Center, TIMCO Aviation Services, and Sitel.  The unemployment rate was 10.8% as of July 2010.  This market has a population of approximately 70,000, and has experienced growth of 24.5% from 2000 to 2010.  Over the next five years, the population is expected to grow 8.0%.

Southeast Georgia Market - Statesboro MSA

The Statesboro market is a service-based economy.  Median and household income levels are below the state and national averages.  As of July 2010, the unemployment rate was 10.1%.  Major employers in the area include Georgia Southern University, Briggs & Stratton Corp., East Georgia Regional Medical Center, and Viracon Georgia, Inc.  Statesboro is a regional retail hub for many small communities in southeast Georgia.  This market has a population of approximately 68,000.  Population growth has been steady, growing 21.8% from 2000 to 2010, and is expected to grow by 7.3% over the next five years.  A major driver of growth for this area has been Georgia Southern University, which has approximately 18,000 full-time students.  The median age in the Statesboro MSA was 28.1 years.

FELDMAN FINANCIAL ADVISORS, INC.

Southwest Georgia Market - Adel/Cook County

The Adel/Cook County market is based primarily on agriculture and manufacturing.  Median and household income levels are below the state and national averages.  As of July 2010, the unemployment rate was 13.0% in Cook County.  Major employers in the area include BASF Sparks LLC, Jimmy Bullard and Sons, and J-M Manufacturing Co.  The market has a population of approximately 17,000.  Population growth has been relatively moderate, with growth of 5.9% from 2000 to 2010.  The population is expected to grow 1.4% over the next five years

Southeast Georgia Market -  Baxley/Appling County

The Baxley/Appling County market is a service-based economy, with strong roots in manufacturing and agriculture.  Median and household income are below the state and national averages.  As of July 2010, the unemployment rate was 11.7% in Appling County.  Major employers in the area include Southern Nuclear Operating Co., Altamaha Homecare, and Rayonier Wood Products.  The market has a population of approximately 18,000.  Population growth has been relatively low, with a 3.5% growth rate from 2000 to 2010.  The population is expected to grow 2.1% over the next five years.

FELDMAN FINANCIAL ADVISORS, INC.

Southeast Georgia Market - Hazlehurst/Jeff Davis County

The Hazlehurst/Jeff Davis County market is a service-based economy, with strong roots in manufacturing and agriculture.  Median and household income levels are below the state and national averages.  As of July 2010, the unemployment rate was 14.7% in Jeff Davis County.  Major employers in the area include Propex Inc., McPherson Manufacturing Corp., and Beasley Forest Products.  The market has a population of approximately 13,000.  Population growth has been relatively moderate with a growth rate measuring 5.8% from 2000 to 2010.  The population is expected to grow 3.2% over the next five years.

South Central Georgia Market - Valdosta MSA

The Valdosta market, similar to southwest Georgia, is a traditional manufacturing and agriculture economy that has become more service-oriented in the last 20 years.  Median household income levels are below the state and national averages, reflecting the rural economy and limited availability of higher paying white collar and technology jobs.  As of July 2010, the unemployment rate for the Valdosta MSA was 8.5%.  Moody Air Force Base is a major employer in the area include with approximately 6,000 personnel.  Other top employers include South Georgia Medical Center, Lowe’s Home Centers and Conversys Corporation.  Valdosta is a regional hub for communities in south central Georgia.  This market has a population of approximately 135,000.  Population growth has been steady, growing 13.3% from 2000 to 2010, and is expected to grow by 5.2% over the next five years.  A principal reason for growth in this area has been Valdosta State University, which has approximately 12,000 full-time students.

FELDMAN FINANCIAL ADVISORS, INC.

Table 8
Selected Demographic Data
United States, Albany MSA, Statesboro MSA, Lake City MSA, and Ocala MSA

	United States	Albany GA MSA	Statesboro GA MSA	Lake City FL MSA	Ocala FL MSA

Total Population
2010 - Current	311,212,863	165,011	68,185	70,354	343,804
2015 - Projected	323,209,391	167,535	73,156	75,999	375,016
% Change 2000-10	10.59%	4.55%	21.80%	24.49%	32.79%
% Change 2010-15	3.85%	1.53%	7.29%	8.02%	9.08%

Age Distribution
0-14 Age Group	20.08%	21.90%	16.67%	18.89%	15.46%
15-34 Age Group	27.22%	28.44%	41.63%	25.77%	19.87%
35-54 Age Group	28.03%	26.57%	22.18%	27.39%	24.14%
55-69 Age Group	15.54%	15.14%	12.59%	17.37%	21.23%
70+ Age Group	9.12%	7.95%	6.93%	10.58%	19.31%

Median Age (years)	37.0	34.7	28.1	39.2	48.0

Total Households
2010 - Current	116,761,140	61,055	25,465	24,903	141,708
2015 - Projected	121,359,604	62,285	27,581	26,913	154,820
% Change 2000-10	10.69%	6.36%	22.76%	19.01%	32.74%
% Change 2010-15	3.94%	2.01%	8.31%	8.07%	9.25%

Owner Occupied Housing Units
2010 - Current	76,868,769	37,681	14,546	18,992	112,072
2015 - Projected	80,072,859	38,554	15,793	20,519	122,497
% Change 2000-10	10.10%	6.22%	20.69%	17.63%	31.57%
% Change 2010-15	4.17%	2.32%	8.57%	8.04%	9.30%

< $100,000 in Value	27.39%	62.19%	41.23%	38.08%	46.71%
$100,000-$199,999	34.48%	29.18%	39.29%	42.84%	37.33%
$200,000-$299,999	17.08%	5.52%	11.76%	11.95%	9.58%
$300,000-$499,999	12.49%	2.12%	5.87%	4.75%	3.89%
$500,000+	8.56%	1.00%	1.84%	2.37%	2.49%

Median Household Net Worth	$93,084	$37,503	$25,375	$50,371	$89,943

Median Household Income
2010 - Current	$54,442	$42,595	$36,065	$38,360	$39,724
2015 - Projected	$61,189	$50,456	$41,607	$43,981	$45,629
% Change 2000-10	29.12%	27.08%	22.62%	24.50%	24.03%
% Change 2010-15	12.39%	18.46%	15.37%	14.65%	14.87%

FELDMAN FINANCIAL ADVISORS, INC.

Table 8 (continued)
Selected Demographic Data
United States, Albany MSA, Statesboro MSA, Lake City MSA, and Ocala MSA

	United States	Albany GA MSA	Statesboro GA MSA	Lake City FL MSA	Ocala FL MSA

Average Household Income
2010 - Current	$70,173	$52,784	$47,039	$46,267	$50,350
2015 - Projected	$79,340	$61,103	$54,466	$50,762	$55,300
% Change 2000-10	23.88%	15.94%	10.75%	19.78%	18.27%
% Change 2010-15	13.06%	15.76%	15.79%	9.72%	9.83%

Per Capita Income
2010 - Current	$26,739	$20,062	$18,582	$17,428	$21,158
2015 - Projected	$30,241	$23,312	$21,610	$19,082	$23,252
% Change 2000-10	23.87%	18.97%	15.56%	19.39%	18.55%
% Change 2010-15	13.10%	16.20%	16.30%	9.49%	9.90%

Unemployment Rate
July 2010	9.5%	10.8%	10.1%	10.8%	14.1%
July 2009	9.4%	10.6%	10.1%	9.0%	12.6%

Source: SNL Financial and ESRI.

FELDMAN FINANCIAL ADVISORS, INC.

          Table 9 presents the deposit market shares analysis for selected MSAs in which the Company operates. The deposit data is presented as of June 30, 2010, based on the most recent data available from the FDIC, and adjusted for completed and pending acquisitions. The Company’s largest deposit presence remains in the Albany MSA. HFG maintained $287.2 million of deposits in the Albany MSA as of June 30, 2009, and ranked third with a 13.1% market share. In addition to HFG, the top deposit leaders in the Albany MSA include large commercial banks such as Synovus Bank, Regions Bank, SunTrust Bank, and Bank of America. The Company ranked sixth in the Statesboro MSA based on a deposit total of $60.0 million and a market share of 4.9%. HFG also ranked sixth in the Lake City MSA with a deposit total of $48.4 million and a market share of 6.3%. In the larger Ocala MSA deposit market with an aggregate amount of $4.9 billion of deposits, the Company ranked 18th with a deposit total of $37.1 million and a market share of 0.8%.

          Among counties not included as part of an MSA, the Company had $52.6 million of deposits in Jeff Davis County (Hazlehurst), ranking second out of four financial institutions with a market share of 29.1%. HFG had $52.1 million of deposits in Tattnall County, ranking fourth among five financial institutions with a market share of 15.6%. The Company had $47.9 million of deposits in Cook County (Adel), ranking second of five institutions with a market share of 26.0%. HFG had $39.3 million of deposits in Appling County (Baxley), and ranked fifth out of five institutions with a market share of 15.4%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 9
Deposit Market Share Analysis
Selected Metropolitan Statistical Areas
Data as of June 30, 2009
(Adjusted for Completed and Pending Acquisitions)

Rank	Institution (State)	Type	Number of Branches	Total Deposits in Market ($000)	Total Market Share (%)

Albany, Georgia - MSA
1	Synovus Financial Corp. (GA)	Bank	5	365,793	16.69
2	Regions Financial Corp. (AL)	Bank	6	329,600	15.04
3	Heritage Financial Group (GA)	Thrift	5	287,151	13.10
4	SunTrust Banks Inc. (GA)	Bank	6	284,874	13.00
5	Bank of America Corp. (NC)	Bank	4	146,761	6.70
6	Colony Bankcorp Inc. (GA)	Bank	4	135,449	6.18
7	Community Capital Bancshares (GA)	Bank	3	105,142	4.80
8	Georgia Community Bncp Inc. (GA)	Bank	3	104,294	4.76
9	Ameris Bancorp (GA)	Bank	2	95,149	4.34
10	Flint Community Bancshares (GA)	Bank	1	90,515	4.13
11	Dawson Bancshares Inc. (GA)	Bank	1	85,767	3.91
12	Southwest Georgia Financial (GA)	Bank	2	59,845	2.73
13	First St. Bkshrs Blakely Inc (GA)	Bank	2	57,699	2.63
14	PeoplesSouth Bkshrs Inc. (GA)	Bank	1	16,810	0.77
15	Capitol City Bancshares Inc. (GA)	Bank	1	15,943	0.73
16	One South Financial Inc. (GA)	Bank	1	11,016	0.50

	Total for Institutions in Market		47	2,191,808	100.00

Statesboro, Georgia - MSA
1	Synovus Financial Corp. (GA)	Bank	4	364,376	29.62
2	FMB Equibanc Inc. (GA)	Bank	4	288,291	23.44
3	First Southern Bancorp (GA)	Bank	1	211,119	17.16
4	BB&T Corp. (NC)	Bank	2	192,560	15.65
5	Wells Fargo & Co. (CA)	Bank	1	66,410	5.40
6	Heritage Financial Group (GA)	Thrift	2	59,964	4.87
7	Citizens Bk of Washington Cnty (GA)	Bank	1	23,191	1.89
8	Queensborough Co. (GA)	Bank	1	17,346	1.41
9	Liberty Shares Inc. (GA)	Bank	2	6,801	0.55

	Total for Institutions in Market		18	1,230,058	100.00

FELDMAN FINANCIAL ADVISORS, INC.

Table 9 (continued)
Deposit Market Share Analysis
Selected Metropolitan Statistical Areas

Rank	Institution (State)	Type	Number of Branches	Total Deposits in Market ($000)	Total Market Share (%)

Lake City, Florida - MSA
1	First Columbia Bancorp Inc (FL)	Bank	4	182,928	23.97
2	Toronto-Dominion Bank {TD Bank}	Bank	3	161,932	21.22
3	First Federal Bancorp (FL)	Thrift	3	146,505	19.20
4	Bank of America Corp. (NC)	Bank	3	134,636	17.64
5	PSB BancGroup Inc. (FL)	Bank	2	76,119	9.97
6	Heritage Financial Group (GA)	Thrift	1	48,376	6.34
7	Prosperity Banking Company (FL)	Bank	1	12,691	1.66

	Total for Institutions in Market		17	763,187	100.00

Ocala, Florida - MSA
1	SunTrust Banks Inc. (GA)	Bank	14	860,913	17.59
2	Wells Fargo & Co. (CA)	Bank	11	759,954	15.53
3	Regions Financial Corp. (AL)	Bank	12	707,556	14.46
4	Bank of America Corp. (NC)	Bank	10	653,933	13.36
5	Florida Cmnty Bnkshrs Inc. (FL)	Bank	6	392,636	8.02
6	Central Florida State Bank (FL)	Bank	7	262,303	5.36
7	BB&T Corp. (NC)	Bank	4	188,418	3.85
8	PAB Bankshares Inc. (GA)	Bank	1	164,216	3.36
9	Toronto-Dominion Bank {TD Bank}	Bank	2	123,248	2.52
10	CenterState Banks (FL)	Bank	4	117,871	2.41
11	Alarion Financial Services (FL)	Bank	3	105,101	2.15
12	Gateway Finl Hldgs of FL Inc. (FL)	Bank	1	98,619	2.02
13	BBVA USA Bancshares {Compass Bank}	Bank	3	96,118	1.96
14	First Avenue National Bank (FL)	Bank	2	75,512	1.54
15	OGS Investments Inc. (FL)	Bank	4	73,610	1.50
16	Villages Bancorp Inc. (FL)	Bank	1	69,730	1.42
17	Brannen Banks of Florida Inc. (FL)	Bank	1	42,052	0.86
18	Heritage Financial Group (GA)	Thrift	2	37,056	0.76
19	Merchants & Southern Bks FL (FL)	Bank	3	36,241	0.74
20	Superior Bancorp (AL)	Thrift	1	27,319	0.56
21	Royal Bank of Canada {RBC Bank}	Bank	1	18,513	0.38

	Total for Institutions in Market		93	4,894,065	100.00

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Summary Outlook

The Company has demonstrated a successful record of evolving from a credit union to a diversified, community-oriented financial institution.  It has launched strategic initiatives, completed branch and FDIC-assisted acquisitions, and expanded its deposit franchise with the objectives of increasing its profitability and improving its competitiveness in its traditional market areas and in new markets.  HFG recognizes that significant growth should be accompanied by development of the proper infrastructure to support this growth.  The Company has focused on centralizing its loan operations and credit functions, establishing an internal audit department, and added necessary staff and senior management positions in order to ensure that its organization can continue to facilitate growth without undue risk.  Through these measures, HFG believes that it can profitably leverage its capabilities in consumer and business banking, investment services, and mortgage lending.

Given the turmoil in the financial services industry as a result of failed and distressed institutions, the Company aims to increase its market share and utilize its expanding branch network to cultivate expanded business opportunities.  HFG believes that it can gain additional competitive advantages by positioning itself as the principal community-oriented, hometown financial institution of choice among local customers.  The additional capital raised in the second-step stock offering is intended to provide the Company with a larger capital foundation for continued asset growth and the expansion of services.  Important challenges faced by HFG to improve its earnings are controlling overhead, increasing operational efficiency, and limiting credit-related losses as the Company continues to expand its franchise and integrate acquired operations.

FELDMAN FINANCIAL ADVISORS, INC.

II.   COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions.  The comparative market approach was utilized in determining the estimated pro forma market value of the Company because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) may be less likely to produce a valuation relevant to the future trading patterns of the related equity interest.  The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading ratios of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering.  The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered.  In Chapter II, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded thrift institutions (the “Comparative Group”).  Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Selection Criteria

Selected market price and financial performance data for thrifts listed on the New York and NYSE Amex stock exchanges and those thrifts traded on the NASDAQ market are shown in Exhibit III.  Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

●
Operating characteristics – An institution's operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company.  Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

●
Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale.  Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash.  We attempted to limit our selection to companies that have access to a regular trading market or price quotations.  We eliminated from the comparative group companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

●
Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group.  The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates.  Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

FELDMAN FINANCIAL ADVISORS, INC.

The operations of the Company fit the general profile of a diversifying financial institution, concentrated on retail and commercial banking in its primary market areas and simultaneously expanding its franchise into new markets through branch and FDIC-assisted acquisition activity.  Since its transition from a credit union to a savings bank, HFG has emphasized residential, commercial real estate, and commercial business lending and curtailed its consumer lending activity.  In addition, the Company has focused on expanding its deposit franchise through additional office locations.

In determining the Comparative Group composition, we focused on the Company’s asset size, capitalization, recent earnings results, credit risk exposure, and balance sheet fundamentals. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members for inclusion.  Specifically, we applied the following selection criteria:

●	Publicly traded thrift – stock-form thrift whose shares are traded on the NYSE or NYSE Amex exchanges or listed on the NASDAQ market.

●	Non-MHC –majority stock ownership interest is not held by an MHC.

●	Non-acquisition target –not subject to a pending acquisition.

●	Current financial data – publicly reported financial data available for the last twelve months (“LTM”) ended June 30, 2010.

●	Seasoned trading history – company has not completed an initial stock conversion offering within the past twelve months.

●	Earnings results – ROA less than 1.00% for the LTM period.

●	Asset size – total assets of between $400 million and $1.1 billion.

●	Capitalization – tangible equity to assets ratio greater than or equal to 8.00%.

●	Credit quality – non-performing assets to total assets less than 3.00%.

●	Geographic area – preference to companies based in the Southern region of the country.

FELDMAN FINANCIAL ADVISORS, INC.

As a result of applying the stated criteria, we developed a reliable representation of similar public thrifts.  A general summary of the ten members selected for the Comparative Group is presented in Table 10.  The Comparative Group members ranged in asset size from $458.0 million at First Capital to $1.1 billion at ESSA Bancorp.  The average asset size of the Comparative Group was $677.0 million and the average deposit size was $464.7 million at June 30, 2010, as compared to HFG’s assets of $661.9 million and deposits of $515.7 million.

There were no companies included in the Comparative Group that are based in Georgia and Florida due to the absence of public thrifts located in these states meeting the selection criteria.  Two members, Home Bancorp and Teche Holding Company, are located in Louisiana.  Companies meeting the criteria, particularly the combination of relatively high capital and low non-performing asset ratios, were found in other regions of the country.

All of the members of the Comparative Group are located in mid-sized metropolitan or micropolitan areas.  In addition to the two members from Louisiana, two are based in the Midwest, two in the Mid-Atlantic region, and four in New England.  All of the Comparative Group companies are traded on the NASDAQ market, with the exception of Teche Holding Company which is listed on the NYSE Amex exchange.  The average market value of the Comparative Group was $71.0 million as of August 30, 2010.

In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group companies generally exhibited average profitability ratios, higher capital ratios, and superior asset quality ratios.  While some differences inevitably may exist between the Company and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

FELDMAN FINANCIAL ADVISORS, INC.

Table 10
Comparative Group Operating Summary
Financial Data as of June 30, 2010

				Total	Tang. Equity/
		No. of	Conv.	Assets	Assets
Company		Offices	Date	($Mil.)	(%)

Heritage Financial Group	Albany, GA	16	06/30/05	$661.9	9.06

Comparative Group
Chicopee Bancorp, Inc.	Chicopee, MA	8	07/20/06	557.0	16.98
ESSA Bancorp, Inc.	Stroudsburg, PA	18	04/04/07	1,0567.2	16.55
First Capital, Inc.	Corydon, IN	13	01/04/99	458.0	9.36
First Savings Financial Group	Clarksville, IN	12	10/07/08	501.4	9.15
Hampden Bancorp, Inc.	Springfield, MA	9	01/17/07	584.0	16.23
Home Bancorp, Inc.	Lafayette, LA	18	10/03/08	709.3	18.49
Legacy Bancorp, Inc.	Pittsfield, MA	20	10/26/05	956.2	11.00
Newport Bancorp, Inc.	Newport, RI	6	07/07/06	450.4	11.20
Teche Holding Company	New Iberia, LA	19	04/19/95	765.5	9.30
TF Financial Corporation	Newtown, PA	14	07/13/94	720.8	9.60

   Source:  Heritage Financial Group; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 11 summarizes certain key financial comparisons between Heritage and the Comparative Group.  Tables 12 through 17 contain the detailed financial comparisons of the Company with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, credit risk, balance sheet composition, and growth rates.  Financial data for the Company, the Comparative Group, and All Public Thrift aggregate were utilized for the LTM period ending June 30, 2010.

The Company’s LTM ROA was negative 0.24%, reflecting a profitability measure below the Comparative Group’s average ROA of 0.27% and median of 0.49%.  The Company’s loss for the LTM period was attributable mainly to the relatively large provision for loan losses that HFG recorded in order to bolster its loan loss reserve position.  Three members of the Comparative Group – Chicopee Bancorp, Hampden Bancorp, and Legacy Bancorp – also reported negative LTM earnings, primarily as a result of increased loan loss provisions.  In addition, the reported losses by Chicopee Bancorp and Legacy Bancorp were heightened by impairment losses on securities.

The two most profitable members of the Comparative Group were the Louisiana Companies, Home Bancorp and Teche Holding Company, which reported LTM ROA ratios of 0.66% and 0.94%, respectively.  In comparison, the All Public Thrift aggregate exhibited an average LTM ROA of negative 0.21% and median LTM ROA of 0.22%.  The Company’s core earnings results, which exclude the effects of gains on sale of securities and other non-recurring items on an after-tax basis, were also negative and positioned below the Comparative Group’s core ROA and core ROE ratios overall.

FELDMAN FINANCIAL ADVISORS, INC.

Table 11
Key Financial Comparisons
Heritage Financial Group and the Comparative Group
As of or For the Last Twelve Months Ended June 30, 2010

	Heritage	Comp.	Comp.
	Financial	Group	Group
	Group	Average	Median

Profitability
LTM Return on Average Assets (ROA)	(0.24)%	0.27%	0.49%
LTM Return on Average Equity (ROE)	(2.05)	2.43	2.50
Core Return on Avg. Assets (Core ROA)	(0.29)	0.37	0.47
Core Return on Avg. Equity (Core ROE)	(2.50)	3.11	3.25

Income and Expense (% of avg. assets)
Total Interest Income	4.61	4.94	4.98
Total Interest Expense	1.50	1.60	1.65
Net Interest Income	3.11	3.36	3.26
Provision for Loan Losses	1.36	0.44	0.41
Non-interest Operating Income	1.33	0.71	0.51
Net Securities Gains and Non-recurring Income	0.13	(0.12)	(0.01)
General and Administrative Expense	3.69	3.07	2.98
Intangibles Amort. Expense and Impairment	0.00	0.02	0.00
Non-recurring Expense	0.05	0.04	0.00
Pre-tax Core Earnings	(0.61)	0.55	0.60

Efficiency Ratio	80.92	75.85	71.22

Yield-Cost Data
Yield on Interest-earning Assets	5.22	5.42	5.39
Cost of Interest-bearing Liabilities	1.84	2.02	2.03
Net Interest Spread	3.38	3.34	3.24

Asset Utilization (% of avg. total assets)
Average Interest-earning Assets	88.32	92.60	93.07
Average Interest-bearing Liabilities	81.71	78.82	79.51
Average Net Interest-earning Assets	6.61	13.79	12.74

FELDMAN FINANCIAL ADVISORS, INC.

Table 11 (continued)
Key Financial Comparisons
Heritage Financial Group and the Comparative Group
As of or For the Last Twelve Months Ended June 30, 2010

	Heritage	Comp.	Comp.
	Financial	Group	Group
	Group	Average	Median

Balance Sheet Composition (% of total assets)
Cash and Securities	33.81%	22.25%	24.09%
Loans Receivable, net	57.89	71.13	69.73
Real Estate	0.46	0.19	0.19
Intangible Assets	0.39	0.59	0.38
Other Assets	7.45	5.85	5.22
Total Deposits	77.92	69.70	72.31
Borrowed Funds	11.55	16.18	14.93
Other Liabilities	1.11	0.81	0.83
Total Equity	9.42	13.32	11.81

Loan Portfolio (% of total loans)
Residential Mortgage Loans	36.56	46.50	44.81
Other Real Estate Mortgage Loans	42.11	35.60	34.01
Non-mortgage Loans	21.33	17.90	16.64

Growth Rates
Total Assets	40.53	14.55	1.64
Total Loans	31.38	12.36	(0.43)
Total Deposits	59.21	20.51	5.70

Regulatory Capital Ratios
Tier 1 Core Capital	8.56	11.32	9.03
Tier 1 Risk-based Capital	12.43	17.16	14.67
Total Risk-based Capital	13.68	18.22	15.71

Credit Risk Ratios
Non-performing Loans / Total Loans	1.93	1.71	1.55
Non-performing Assets / Total Assets	1.59	1.33	1.12
Reserves / Total Loans	1.55	1.19	1.23
Reserves / Non-performing Assets	57.22	83.65	57.85

    Source:  Heritage Financial Group; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 13, HFG’s net interest margin of 3.52% was positioned between the Comparative Group’s average of 3.64% and median of 3.46%.  The Company’s solid net interest margin reflected its strong capital level and comparatively higher net interest spread.  The Company’s net interest spread of 3.38% was higher than the Comparative Group’s average of 3.34% and median of 3.24%.  The Company has a higher concentration of commercial related loans in its portfolio that generally provide attractive yields versus other types of interest-earning assets.  In addition, the Company maintained a relatively low cost of deposits due to its significant concentration of lower-costing transaction and savings accounts versus certificate accounts.  The Company’s cost of interest-bearing liabilities was 1.84% for the recent LTM period, below the Comparative Group’s average and median of 2.02% and 2.03%, respectively.  Only two members of the Comparative Group exhibited lower costs of interest-bearing liabilities, First Savings Financial Group at 1.59% and Home Bancorp at 1.61%.

 HFG’s non-interest operating income totaled 1.33% of average assets, exceeding the Comparative Group’s average and median of 0.71% and 0.51%, respectively.  Among the members of the Comparative Group, only Teche Holding Company reported a higher level at non-interest operating income at 2.20%.  Service charges on deposit accounts have traditionally been the largest contributor to the Company’s non-interest revenue.  The Company has a relatively large base of deposit accounts, owing to its past history as a credit union.  The concentration of transaction deposits generates a steady stream of non-interest income from service charges on accounts and insufficient funds fees.  HFG has also experienced an increase in debit and ATM transaction fees.  In addition, the Company’s securities and investment advisory services generate a supplementary revenue source of commissions and brokerage fees.

FELDMAN FINANCIAL ADVISORS, INC.

HFG’s provision for loan losses measured 1.36% of average assets, surpassing the Comparative Group’s average and median of 0.44% and 0.41%, respectively.  The Company’s increased provision amount reflected the increased levels of non-performing loans and net charge-offs.  The Company’s ratio of non-performing assets to total assets increased from 1.90% at June 30, 2009 to 2.95% at September 30, 2009, before decreasing to 1.59% at June 30, 2010.  The Comparative Group’s average and median ratios of non-performing assets to total assets were 1.33% and 1.12%, respectively.  HFG’s ratio of non-performing loans to total loans was 1.93% at June 30, 2010, measuring above the Comparative Group’s average of 1.71% and the median of 1.55%.  Evidencing its bolstered loan loss allowance, the Company’s 1.55% ratio of reserves to total loans was positioned above the Comparative Group’s average and median ratios of 1.19% and 1.23%, respectively, and exceeded each of the ratios reported by the Comparative Group members.

The Company’s operating expense ratio was higher than the Comparative Group levels.  HFG’s general and administrative expense ratio of 3.69% was above the Comparative Group’s average of 3.07% and median of 2.98%.  Among the Comparative Group, the highest operating expense ratios were reported by Teche Holding Company at 4.09% and Home Bancorp at 3.51%.  Similar to HFG, both of these companies exhibit diverse loan and deposit portfolios with an increased emphasis toward commercial related banking operations and generation of non-interest revenue.  In addition, with its expanded branch office network from recent acquisitions, the Company is attempting to position itself to capture expanded market share and business prospects.  The Company’s efficiency ratio measured 80.9% for the LTM period and was higher than the Comparative Group’s average and median ratios of 75.9% and 71.2%, respectively.  The efficiency ratio is calculated by dividing total non-interest operating expense by net interest income and non-interest operating income.

FELDMAN FINANCIAL ADVISORS, INC.

The Company’s balance sheet composition reflected a slightly higher level of cash and securities in relation to total assets versus the Comparative Group.  Cash and securities amounted to 33.8% of total assets for HFG, as compared to the Comparative Group’s average and median of 22.3% and 24.1%, respectively.  The Company’s liquidity has increased in recent periods due to its asset/liability management objectives and in conjunction with its recent acquisition activity in which it assumed deposits funded in part by cash.    The Company has a small amount of intangible assets on its balance sheet, amounting to $2.6 million or 0.4% of total assets at June 30, 2010.  Other assets, excluding intangibles and foreclosed real estate, composed 7.5% of the Company’s assets versus the Comparative Group’s average and median of 5.9% and 5.2%, respectively.  The Company’s other assets at June 30, 2010 primarily comprised $20.4 million of premises and equipment (3.1% of assets) and $15.1 million of bank-owned life insurance (2.3% of assets).

The Company’s borrowings level at 11.6% of assets at June 30, 2010 reflected a decline from 18.7% at year-end 2008.  The increased level of deposits from the Company’s acquisition activity has allowed it to reduce its borrowings.  The Comparative Group exhibited slightly higher utilization of borrowed funds as its average and median levels were 16.2% and 14.9%, respectively.  Conversely, the Company’s deposit level at 77.9% of assets surpassed the Comparative Group’s average of 69.7% and median of 72.3%.

The Company’s total equity capital at June 30, 2010 measured 9.42% of total assets, which was below the Comparative Group’s average of 13.32% and median of 11.81%.  HFG’s 9.06% ratio of tangible equity to tangible assets was also below the Comparative Group’s average and median of 12.79% and 11.10%, respectively.  The Comparative Group included several companies with tangible equity ratios exceeding 16%, such as Hampden Bancorp at 16.23%, ESSA Bancorp at 16.55%, Chicopee Bancorp at 16.98%, and Home Bancorp at 18.71%.

FELDMAN FINANCIAL ADVISORS, INC.

The Company’s concentration of residential mortgage loans at June 30, 2010 measured 36.6% of total loans, below the Comparative Group’s average of 46.5% and median of 44.8%. HFG exhibited a higher concentration of non-residential real estate loans, amounting to 42.1% of total loans and exceeding the Comparative Group’s average and median levels of 35.6% and 34.0%, respectively.   The Company’s level of non-mortgage loans (commercial business and consumer loans) measured 21.3% at June 30, 2010, and was above the Comparative Group’s average and median of 17.9% and 16.6%, respectively.

           The Company’s growth rates reflected its recent acquisition activity.  HFG’s deposits increased by 59.2%, surpassing the Comparative Group’s average and median growth rates of 20.5% and 5.7%.  First Savings Financial Group experienced a substantial deposit growth rate of 110.9% because of an acquisition of a commercial bank in September 2009.  Home Bancorp reported a 44.4% deposit growth rate following an FDIC-assisted acquisition of a commercial bank in March 2010.

In summary, the Company’s recent earnings performance lagged the results attained by the Comparative Group due to its higher loan loss provision.  The Company exhibited a comparable net interest margin, higher non-interest income level, and higher operating expense ratio.  The Company reported slightly higher levels of non-performing loans as did the Comparative Group, but also exhibited much higher levels of reserves.  Following its second-step stock offering, the Company would be capitalized at levels measuring above the Comparative Group’s average and median ratios.

FELDMAN FINANCIAL ADVISORS, INC.

Table 12
General Operating Characteristics
As of June 30, 2010

									Tang.
						Total	Total	Total	Common
		Ticker	Stock	No. of	Conv.	Assets	Deposits	Equity	Equity
Company	Headquarters	Symbol	Exchange	Offices	Date	($000)	($000)	($000)	($000)

Heritage Financial Group	Albany, GA	HBOS	NASDAQ	16	06/30/05	661,876	515,711	62,359	59,755

Comparative Group Average						676,984	464,731	91,738	87,779
Comparative Group Median						646,679	467,967	84,571	82,725

Comparative Group
Chicopee Bancorp, Inc.	Chicopee, MA	CBNK	NASDAQ	8	07/20/06	556,973	365,883	94,592	94,592
ESSA Bancorp, Inc.	Stroudsburg, PA	ESSA	NASDAQ	18	04/04/07	1,067,153	515,873	176,659	176,659
First Capital, Inc.	Corydon, IN	FCAP	NASDAQ	13	01/04/99	457,973	370,783	47,877	42,251
First Savings Financial Group, Inc.	Clarksville, IN	FSFG	NASDAQ	12	10/07/08	501,490	364,598	53,561	45,100
Hampden Bancorp, Inc.	Springfield, MA	HBNK	NASDAQ	9	01/17/07	584,039	420,060	94,773	94,773
Home Bancorp, Inc.	Lafayette, LA	HBCP	NASDAQ	18	10/03/08	709,318	536,486	132,738	130,836
Legacy Bancorp, Inc.	Pittsfield, MA	LEGC	NASDAQ	20	10/26/05	956,239	674,776	118,886	103,512
Newport Bancorp, Inc.	Newport, RI	NFSB	NASDAQ	6	07/07/06	450,400	261,362	50,428	50,428
Teche Holding Company	New Iberia, LA	TSH	NYSE Amex	19	04/19/95	765,484	578,102	74,549	70,857
TF Financial Corporation	Newtown, PA	THRD	NASDAQ	14	07/13/94	720,768	559,390	73,321	68,779

Source:  Heritage Financial Group; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 13 Summary Financial Performance Ratios As of or For the Last Twelve Months Ended June 30, 2010

		Total	Tang.		Net
	Total	Equity/	Equity/	NPAs/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Assets	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

Heritage Financial Group	661,876	9.42	9.06	1.59	3.52	80.92	(0.24)	(2.05)	(0.29)	(2.50)

Comparative Group Average	676,984	13.31	12.79	1.33	3.64	75.85	0.27	2.43	0.37	3.11
Comparative Group Median	646,679	11.82	11.10	1.12	3.46	71.22	0.49	2.79	0.47	3.25

All Public Thrift Average	2,884,729	11.19	10.38	4.17	3.24	73.00	(0.21)	(5.06)	(0.19)	(5.22)
All Public Thrift Median	966,540	9.92	9.13	2.56	3.30	69.14	0.22	2.05	0.32	2.45

Comparative Group
Chicopee Bancorp, Inc.	556,973	16.98	16.98	0.94	3.29	95.61	(0.27)	(1.54)	(0.12)	(0.72)
ESSA Bancorp, Inc.	1,067,153	16.55	16.55	1.05	2.85	72.37	0.47	2.67	0.43	2.45
First Capital, Inc.	457,973	10.45	9.36	1.11	3.66	70.06	0.52	5.06	0.53	5.15
First Savings Financial Group, Inc.	501,490	10.68	9.15	1.47	4.43	67.76	0.51	4.40	0.72	6.21
Hampden Bancorp, Inc.	584,039	16.23	16.23	1.13	3.30	81.82	(0.06)	(0.37)	(0.06)	(0.38)
Home Bancorp, Inc.	709,318	18.71	18.49	0.40	4.67	69.45	0.66	2.91	0.88	3.89
Legacy Bancorp, Inc.	956,239	12.43	11.00	2.50	3.09	86.03	(0.86)	(6.53)	(0.42)	(3.17)
Newport Bancorp, Inc.	450,400	11.20	11.20	0.30	3.41	80.34	0.27	2.37	0.30	2.61
Teche Holding Company	765,484	9.74	9.30	2.22	4.22	67.30	0.94	9.75	0.96	9.97
TF Financial Corporation	720,768	10.17	9.60	2.21	3.51	67.80	0.55	5.54	0.51	5.12

Source:  Heritage Financial Group; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 14 Income and Expense Analysis For the Last Twelve Months Ended June 30, 2010

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Amort.		Pretax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	& Imp.	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Intang.	Expense	Earnings

Heritage Financial Group	4.61	1.50	3.11	1.33	0.13	1.36	3.69	0.00	0.05	(0.61)

Comparative Group Average	4.94	1.60	3.36	0.71	(0.12)	0.44	3.07	0.02	0.04	0.55
Comparative Group Median	4.91	1.65	3.26	0.51	(0.01)	0.41	2.98	0.00	0.00	0.60

All Public Thrift Average	4.77	1.76	3.03	0.82	0.03	1.07	2.85	0.06	0.01	(0.13)
All Public Thrift Median	4.82	1.74	3.10	0.59	0.01	0.58	2.79	0.00	0.00	0.33

Comparative Group
Chicopee Bancorp, Inc.	4.53	1.56	3.05	0.45	(0.22)	0.20	3.35	0.00	0.00	(0.05)
ESSA Bancorp, Inc.	4.80	2.07	2.73	0.52	0.06	0.19	2.47	0.00	0.00	0.59
First Capital, Inc.	4.90	1.54	3.36	0.77	0.00	0.61	2.89	0.02	0.00	0.61
First Savings Financial Group, Inc.	5.02	1.23	3.79	0.50	0.03	0.36	2.92	0.05	0.30	0.96
Hampden Bancorp, Inc.	4.80	1.70	3.10	0.48	0.00	0.76	2.98	0.00	0.00	(0.16)
Home Bancorp, Inc.	5.37	1.03	4.34	0.72	(0.34)	0.17	3.51	0.01	0.06	1.37
Legacy Bancorp, Inc.	4.61	1.73	2.88	0.59	(0.68)	0.94	3.01	0.08	0.00	(0.56)
Newport Bancorp, Inc.	5.02	1.83	3.19	0.50	(0.04)	0.15	2.98	0.00	0.00	0.56
Teche Holding Company	5.47	1.61	3.87	2.20	(0.03)	0.56	4.09	0.00	0.00	1.42
TF Financial Corporation	4.92	1.68	3.32	0.40	0.06	0.45	2.54	0.00	0.00	0.73

Source:  Heritage Financial Group; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 15 Yield-Cost Structure and Growth Rates For the Last Twelve Months Ended June 30, 2010

	Avg.	Avg.	Avg. Net
	Int. Earn.	Int.-Bear.	Earning	Avg.	Yield on	Cost of	Net	Asset	Loan	Deposit
	Assets/	Liabs./	Assets/	Equity/	Int.-Earn.	Int-Bear.	Interest	Growth	Growth	Growth
	Assets	Assets	Assets	Assets	Assets	Liabs.	Spread	Rate	Rate	Rate

Heritage Financial Group	88.32	81.71	6.61	11.57	5.22	1.84	3.38	40.53	31.38	59.21

Comparative Group Average	92.60	78.82	13.79	14.04	5.37	2.02	3.34	14.55	12.36	20.51
Comparative Group Median	93.07	79.51	12.74	12.39	5.32	2.03	3.24	1.64	(0.43)	5.70

All Public Thrift Average	93.40	80.79	11.83	10.96	5.12	2.02	3.18	3.70	1.05	8.63
All Public Thrift Median	93.88	80.88	10.84	10.06	5.12	2.00	3.17	1.54	(1.28)	5.57

Comparative Group
Chicopee Bancorp, Inc.	92.70	75.82	16.88	17.36	4.98	2.06	2.92	3.25	4.63	(2.17)
ESSA Bancorp, Inc.	95.89	78.82	17.07	17.60	5.01	2.63	2.38	1.35	(0.68)	28.57
First Capital, Inc.	91.78	81.14	10.64	10.24	5.34	1.90	3.44	1.92	(3.43)	4.98
First Savings Financial Group, Inc.	85.54	77.49	8.05	11.55	5.87	1.59	4.28	104.20	93.85	110.86
Hampden Bancorp, Inc.	94.15	82.24	11.91	16.66	5.10	2.06	3.04	2.89	7.31	10.11
Home Bancorp, Inc.	92.95	63.97	28.99	22.68	5.78	1.61	4.17	34.48	32.83	44.36
Legacy Bancorp, Inc.	93.19	78.91	14.28	13.23	4.95	2.19	2.75	0.66	(3.58)	6.07
Newport Bancorp, Inc.	93.68	80.11	13.57	11.42	5.36	2.28	3.08	0.30	(0.18)	1.50
Teche Holding Company	91.69	80.88	10.81	9.67	5.97	1.99	3.98	(3.04)	(3.42)	(4.52)
TF Financial Corporation	94.47	88.80	5.68	9.97	5.29	1.89	3.40	(0.51)	(3.78)	5.33

Source:  Heritage Financial Group; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16 Balance Sheet Composition As of the Last Twelve Months Ended June 30, 2010

	As a Percent of Total Assets
	Cash &	Net	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity

Heritage Financial Group	33.81	57.89	0.46	0.39	7.45	77.92	11.55	1.11	90.58	9.42

Comparative Group Average	22.25	71.13	0.19	0.59	5.85	69.70	16.18	0.81	86.68	13.32
Comparative Group Median	24.09	69.73	0.19	0.38	5.22	72.31	14.93	0.83	88.19	11.81

All Public Thrift Average	25.29	67.72	0.57	0.78	5.30	72.23	15.46	1.14	88.81	11.19
All Public Thrift Median	23.11	69.20	0.27	0.05	4.91	73.38	14.00	0.97	90.09	9.91

Comparative Group
Chicopee Bancorp, Inc.	16.55	77.88	0.05	0.00	5.52	65.69	17.29	0.04	83.02	16.98
ESSA Bancorp, Inc.	27.46	68.42	0.20	0.00	3.92	48.34	33.95	1.16	83.45	16.55
First Capital, Inc.	26.32	67.39	0.19	1.21	4.90	80.96	8.17	0.42	89.55	10.45
First Savings Financial Group, Inc.	24.51	68.65	0.24	1.69	4.91	72.70	16.15	0.47	89.32	10.68
Hampden Bancorp, Inc.	25.07	70.81	0.16	0.00	3.97	71.92	11.13	0.72	83.77	16.23
Home Bancorp, Inc.	23.67	64.01	0.44	0.27	11.62	75.63	4.19	1.46	81.29	18.71
Legacy Bancorp, Inc.	24.63	67.72	0.14	1.61	5.90	70.57	15.95	1.05	87.57	12.43
Newport Bancorp, Inc.	15.90	77.27	0.05	0.00	6.78	58.03	29.94	0.83	88.80	11.20
Teche Holding Company	15.91	76.93	0.20	0.48	6.48	75.52	13.91	0.83	90.26	9.74
TF Financial Corporation	22.45	72.17	0.20	0.63	4.55	77.61	11.09	1.13	89.83	10.17

Source:  Heritage Financial Group; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17 Regulatory Capital, Credit Risk, and Loan Composition As of or For the Last Twelve Months Ended June 30, 2010

	Tier 1	Tier 1	Total					Resid.	Other
	Core	Risk-	Risk-					First	Real Est.	Non-mtg.
	Capital	based	based	NPLs/	NPAs/	Resrvs./	Resrvs./	Mtgs./	Mtgs./	Loans/
	Ratio	Capital	Capital	Loans	Assets	NPAs	Loans	Loans	Loans	Loans

Heritage Financial Group	8.56	12.43	13.68	1.93	1.59	57.22	1.55	36.56	42.11	21.33

Comparative Group Average	11.32	17.16	18.22	1.71	1.33	83.65	1.19	46.50	35.60	17.90
Comparative Group Median	9.03	14.67	15.71	1.55	1.12	57.85	1.23	44.81	34.01	16.64

All Public Thrift Average	9.88	15.20	16.27	4.79	4.17	55.39	1.82	39.94	33.77	26.63
All Public Thrift Median	8.99	13.65	14.55	3.28	2.56	40.04	1.50	39.21	33.80	26.42

Comparative Group
Chicopee Bancorp, Inc.	17.00	21.30	22.20	1.13	0.94	78.74	0.94	33.63	31.91	34.46
ESSA Bancorp, Inc.	15.07	29.85	31.10	1.61	1.05	63.83	0.95	34.63	56.58	8.79
First Capital, Inc.	9.02	14.04	14.70	1.61	1.11	37.35	1.26	55.28	28.18	16.54
First Savings Financial Group, Inc.	7.78	11.12	12.06	1.49	1.47	43.61	1.20	56.89	29.30	13.81
Hampden Bancorp, Inc.	15.85	22.32	23.56	1.36	1.13	95.62	1.52	46.98	36.28	16.74
Home Bancorp, Inc.	14.88	21.58	22.29	0.53	0.40	133.23	0.83	38.63	26.67	34.70
Legacy Bancorp, Inc.	7.30	10.40	11.60	3.44	2.50	39.57	1.44	53.13	41.22	5.65
Newport Bancorp, Inc.	9.03	13.67	14.87	0.32	0.30	259.65	1.00	61.56	37.87	0.57
Teche Holding Company	8.31	12.05	13.30	2.58	2.22	51.87	1.48	41.63	33.30	25.07
TF Financial Corporation	8.97	15.30	16.55	3.04	2.21	32.98	1.28	42.63	34.72	22.65

Source:  Heritage Financial Group; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

III.  MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Company’s estimated pro forma market value relative to the Comparative Group selected in Chapter II.  The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community or syndicated offering.  It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly traded thrifts and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Company and thrift institutions in general.  Changes in the Company’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Company or thrift stocks in general.  Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the stock offering.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

                                        (1)Earnings Growth Potential
                                        (2)Financial Condition
                                        (3)Market Area
                                        (4)Management
                                        (5)Dividend Policy

FELDMAN FINANCIAL ADVISORS, INC.

                                      (6)    Liquidity of the Issue
                                      (7)    Subscription Interest
                                          (8)    Effect of Government Regulations and Regulatory Reform
                                          (9)    Recent Acquisition Activity
                                        (10)    Stock Market Conditions
                                        (11)    New Issue Discount

Earnings Growth Potential

Earnings growth potential is dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet.  Each of the foregoing is an important factor to investors in assessing earnings growth potential.  HFG’s profitability in recent years has been hampered by increased loan loss provisions.  However, the Company had sufficient capital to absorb these losses and still remain solidly capitalized.  HFG has developed a diverse loan portfolio and a significant base of non-interest revenue sources.

While the Company reported losses for 2008 and 2009, HFG’s profitability returned to a positive level for the first half of 2010 with an annualized ROA of 0.31%.  For the three months ended March 31, 2010, the Company’s net income was $798,000 for an annualized ROA of 0.56%.  The Company’s net income declined in the three months ended June 30, 2010 to $129,000 or annualized ROA of 0.18%.  The decline in profitability from the first quarter of 2010 to the second quarter of 2010 was due primarily to lower securities gains, increased foreclosed asset expenses, and increased operating expenses following the acquisition of five branches in May 2010.

FELDMAN FINANCIAL ADVISORS, INC.

Over the past nine months, HFG has completed a series of acquisitions that are expected to provide additional revenue opportunities and improved earnings potential.  The Company has demonstrated its ability to leverage its capital and expand its franchise through strategic growth.  While the profitability returns from the Company’s recent expansion initiatives have yet to materialize fully, we believe that HFG is positioned to realize additional net interest income from its enlarged balance sheet as it simultaneously focuses on controlling operating expenses and limiting credit losses.  The expansion of the balance sheet has increased the Company’s net interest income potential as evidenced by in the 30.4% increase in net interest income for the first half of 2010 as compared to the prior period in 2009.  In addition, the re-investment and leverage of the capital proceeds will provide the Company with opportunity to further improve its earnings prospects.  Therefore, based on these fundamentals, we believe that no adjustment is warranted for the Company’s earnings growth potential with respect to the Comparative Group.

Financial Condition

As discussed and summarized in Chapter I, the Company’s loan composition reflects a growing concentration of non-residential mortgage and commercial loans as it has transitioned from a credit union to a diversified, community-oriented financial institution.  The Company’s deposit base is characterized by a solid concentration of core transaction accounts.  HFG has also utilized wholesale investment and funding activity to leverage the balance sheet and generate increased net interest income.  The Company’s ratio of non-performing loans was comparable to that of the Comparative Group, but HFG has increased its loan loss reserves to levels above the Comparative Group.  In addition, the Company has demonstrated a reliable record of leveraging its capital base through internal growth and external acquisitions.  Based on the Company’s solid reserve levels and anticipated capital position following the stock offering that should surpass the Comparative Group’s average and median capital ratios, we believe that a positive adjustment is warranted for HFG’s financial condition relative to the Comparative Group.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

The members of the Comparative Group were drawn from various regions of the country, including the Southern, Mid-Atlantic, Midwest, and New England.  The Comparative Group companies are generally characterized by market area locations in mid-sized to small metropolitan areas.  Two of the companies are located in Louisiana, two from the Midwest, two from the Mid-Atlantic region, and four from New England.  The Company’s primary market areas include markets in southern Georgia and north central Florida and encompass a diverse cross-section of demographics, similar to the Comparative Group on the whole.  Therefore, based on the demographic trends presently demonstrated by the Company’s market areas and related growth opportunities for the Company, we believe that no adjustment is warranted for the market area factor.

Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Company competes in an increasingly competitive financial services environment.  The challenges facing the Company in attempting to generate improvements in profitability and enhance its competitiveness are already paramount because of its current existence as a publicly owned business.

HFG’s management team is composed of seasoned executive officers with extensive experience at the Company and in the local marketplace, complemented by several key additions in prior years.  We believe that investors will take into account that the Company is professionally and knowledgeably managed by a team of experienced banking executives, but also note that investors will likely rely upon actual earnings results as the means of evaluating the future performance of management as the Company deploys and leverages the additional capital from the second-step stock offering.  Based on these considerations, we believe no adjustment is warranted at this time for management.

FELDMAN FINANCIAL ADVISORS, INC.

Dividend Policy

As of June 30, 2010, HFG’s quarterly cash dividend amounted to $0.09 per share, which equals $0.36 per share on an annualized basis.  After the Conversion, Heritage intends to continue to pay cash dividends on a quarterly basis at a reduced amount per share, taking into account that all shareholders will receive dividends as opposed to waiving the dividend payable to Heritage MHC.  The exact amount of the dividend will be determined following the completion of the Conversion.  The dividend rate and the continued payment of dividends will depend on a number of factors, including Heritage’s capital requirements, its financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  The Company can give no assurance can that it will continue to pay uninterrupted dividends in the future or that they will not be reduced or eliminated at any time.

Payment of cash dividends has remained commonplace among publicly traded thrifts with solid capital and earnings levels.  Six out of ten members of the Comparative Group currently pay dividends.  The average and median dividend yields of the Comparative Group were 1.89% and 1.51%, respectively, as of August 30, 2010.  In comparison, the average and median dividend yields for the All Public Thrift aggregate were 2.00% and 1.81%.  Therefore, in recognition of the Company’s stated intention to continue to pay regular cash dividends and its strong capital level following the Conversion, we believe that no adjustment is warranted for this factor.

FELDMAN FINANCIAL ADVISORS, INC.

Liquidity of the Issue

With the increased number of market makers and institutional investors following thrift stocks, the overwhelming majority of converting thrifts are able to develop a public market for their new stock issues.  Most public thrift stocks continue to trade on the NASDAQ market.  The historically improved financial condition and operating performance of selected thrifts help them to meet initial market listing requirements and adhere to such guidelines thereafter.

Nine of the ten members of the Comparative Group are listed on the NASDAQ Global Market, with Teche Holding Company being listed on the NYSE Amex stock exchange.  HFG’s common stock currently trades on the NASDAQ Global Market.  Upon completion of the Conversion, the shares of common stock of Heritage will replace HFG’s common stock and also trade on the NASDAQ Global Market.  The development of a public market having the desirable characteristics of depth, liquidity and orderliness is facilitated by trading on an active exchange such as the NASDAQ Global Market.  Thus, we do not believe that any further adjustment is necessary to address this factor.

Subscription Interest

The Company has retained the services of Keefe, Bruyette & Woods, Inc. to assist in the marketing and sale of the stock offering.  The Company’s employee stock ownership plan (“ESOP”) plans to purchase an amount of shares in the subscription offering equal to 8.0% of the pro forma total shares outstanding, less the amount already owned by the ESOP.  HFG expects its directors, executive officers, and their associates to purchase 57,000 shares of common stock in the offering for an aggregate amount of $570,000 based on a $10.00 offering price per share.  The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly will be 50,000 shares ($500,000).  Persons exercising subscription rights through a single qualifying deposit account held jointly or persons acting in concert will be subject to an overall purchase limitation of 100,000 shares ($1.0 million) in all categories of the offering combined.  The minimum purchase will be 25 shares ($250).

FELDMAN FINANCIAL ADVISORS, INC.

As thrift conversion activity diminished in 2008 and 2009 in response to the weakened stock market, subscription interest in thrift stock conversion offerings has been mixed.  Improved industry fundamentals revived the thrift conversion market beginning in late 2009.  A few offerings have experienced robust interest since then and received total orders above the maximum offering amount, but most converting thrifts have struggled to close transactions successfully and moderately exceeded the minimum or midpoint of shares offered for sale.  Ocean Shore Holding Co. completed its second-step offering in December 2009 at the offering minimum.  Northwest Bancshares raised gross proceeds of $689 million in its second-step offering that was completed in December 2009, and priced moderately above the offering midpoint.  Eagle Bancorp raised gross proceeds of $24.6 million in its second-step offering in April 2010, and also priced slightly above the offering midpoint.  In June 2010, Oritani Financial Corp. raised gross proceeds of $413.6 million in a second-step offering priced above the midpoint but below the maximum, while Fox Chase Bancorp completed its $87.1 million offering at the minimum.  In July 2010, four additional second-step offerings were completed.  Two closed at or near the midpoint, Oneida Financial Corp. with $198.6 million of gross proceeds and ViewPoint Financial Group with $198.6 million, and two closed at or near the minimum, Colonial Financial Services with $23.0 million and Jacksonville Bancorp with $10.4 million.

FELDMAN FINANCIAL ADVISORS, INC.

Based on preliminary indications from its marketing agent, the Company anticipates that a large portion of its second-step offering will be sold in the syndicated portion.  As observed from the recent second-step transactions, this is not an unusual occurrence.  In computing the pro forma calculations for the Company’s offering expenses, it is assumed that 60% of the shares will be sold in the syndicated community offering.  The subscription characteristics of second-step offerings are significantly different from standard conversion offerings because of the exchange ratio implications and the fact that investors in publicly traded issues can readily purchase shares of the predecessor company in the open market.  Therefore, absent actual results of the Company’s subscription offering (as well as actual market conditions prevailing during the subscription offering), we do not believe any adjustment is warranted at this time.

Effect of Government Regulations and Regulatory Reform

In response to the financial crisis of 2008 and early 2009, Congress has taken actions that are intended to strengthen confidence and encourage liquidity in financial institutions.  The Dodd-Frank Wall Street Reform and Consumer Protection Act that was enacted on July 21, 2010, provides, among other things, for new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies.  The legislation also provides for the creation of a consumer financial protection bureau that will have broad authority to issue regulations governing the services and products provided by financial institutions.  This additional regulation could increase compliance costs, raise regulatory capital requirements, alter loan loss provisioning practices, and otherwise adversely impact operations of banks and thrifts.  The potential also exists for additional federal or state laws and regulations, or changes in policy, affecting lending and funding practices and liquidity standards.

FELDMAN FINANCIAL ADVISORS, INC.

As a fully converted stock thrift insured by the FDIC and supervised by its primary regulators, Heritage will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies.  As of June 30, 2010, the Company’s subsidiary banking institution was considered well capitalized, similar to all the members of the Comparative Group.  Therefore, given these factors, we believe that no specific adjustment is necessary for the effect of government regulations and regulatory reform.

Recent Acquisition Activity

Acquisition speculation is one factor underpinning the prices of newly converted thrifts in after-market trading.  Table 18 summarizes recent acquisition activity involving banks and thrifts based in Georgia.  Over the past two and one-half years, there have been only a handful of standard acquisitions in the state of Georgia.  Since January 1, 2008, there were seven such acquisitions involving Georgia banks and thrifts.  On the other hand, during this same time period, there have been 32 FDIC-assisted acquisitions of Georgia banks and thrifts, including the Company’s acquisition of the assets and liabilities of The Tattnall Bank in December 2009.  In the state of Florida, there have been 35 FDIC-assisted acquisitions since January 1, 2008.

As shown in Table 18, acquisition ratio levels for Georgia banks and thrifts declined from 2008 into 2009, consistent with nationwide banking trends.  Given that there are significant regulatory restrictions on the ability to acquire control of the Company for a period of three years following the Conversion, we do not believe that acquisition activity is a significant factor to consider in determining the Company’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18
Summary of Recent Georgia Acquisition Activity
Transactions Announced Since January 1, 2008

				Seller’s Prior Financial Data							Offer Value to
				Total	Equity/	YTD	YTD			Offer	Book	Tang.	LTM	Total
			B/T	Assets	Assets	ROA	ROE	Date	Status	Value	Value	Book	EPS	Assets
Buyer	State	Seller	(1)	($Mil.)	(%)	(%)	(%)	Anncd.	(2)	($Mil.)	(%)	(%)	(x)	(%)

Average				86.1	9.14	(1.87)	(22.78)	NA	NA	14.7	153.5	153.5	12.7	19.84
Median				80.2	9.02	(0.69)	(4.30)	NA	NA	6.0	116.4	116.4	12.7	25.86

Investor group	--	PCNB Bancshares	GA	72.0	4.29	(6.04)	(90.91)	12/30/09	C	NA	68.5	68.5	NM	NA
Investor group	--	Robinson Bancshares	GA	37.5	4.08	(3.59)	(56.50)	04/23/09	C	NA	51.6	51.6	NM	NA
Piedmont Bancorp, Inc.	GA	Republic Bank	GA	156.9	9.23	(6.93)	(44.03)	03/18/09	C	NA	NA	NA	NA	NA
Citizens Investors, LLC	GA	First Citizens Bankshares	GA	109.0	9.02	0.78	8.16	08/18/08	C	6.0	116.4	116.4	13.0	5.51
Hamilton State Bancshares	GA	Jefferson State Bank	GA	80.2	15.62	(0.69)	(4.30)	08/01/08	C	NA	NA	NA	NA	NA
First Citizens Bancorp.	SC	Merchants & Farmers Bank	GA	142.3	13.16	3.27	26.40	03/04/08	C	36.8	196.2	196.2	12.3	25.86
Central Bancorp, Inc.	TX	Jones County Bank	GA	5.0	8.57	0.14	1.72	02/08/08	C	1.4	334.7	334.7	NM	28.16

(1) B=bank; T=thrift.
(2) P=pending; C=completed.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Stock Market Conditions

Table 19 displays the performance of the SNL All Public Thrift, SNL Thrift $500 Million to $1 Billion Assets, and SNL Southeast Thrift indexes, as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) over various periods. The various public thrift indexes generally tracked the cyclical trends of the broader stock index in calendar 2008, but were outperformed by the S&P 500 during 2009. The All Public Thrift Index declined by 38.2% in 2008, parallel with the 38.5% decline in the S&P 500.

Table 19
Comparative Stock Index Performance

	12/31/07-	12/31/08-	12/31/09-	12/31/07-
Stock Index	12/31/08	12/31/09	08/30/10	08/30/10

SNL All Public Thrift	-38.2%	-10.2%	-11.7%	-51.0%

SNL Thrift $500M-$1B Assets	-27.8%	-8.3%	-1.6%	-34.9%

SNL Southeast Thrift	-44.7%	-39.2%	-13.2%	-70.8%

S&P 500	-38.5%	23.5%	-5.9%	-28.6%

Source: SNL Financial.

The market for bank and thrift stocks turned sour in the middle of 2008 and plummeted further in the fall of 2008 through the spring of 2009. Rising concerns over the health of the banking system and the viability of several large financial concerns placed increased pressure on financial stock issues. Market prices of banks and thrift stocks were particularly hard hit by the mortgage crisis and dismal real estate market conditions. Financial stocks rebounded starting in March 2009 as Federal Reserve Board and U.S. Treasury stimulus initiatives began to stabilize some of the long-term concerns overhanging the credit and capital markets. While the broader market staged a strong rally in 2009, the financial sector continued to suffer due to intensifying credit losses and mounting failures of distressed institutions. The SNL All Public Thrift Index declined 10.2% from December 31, 2008 to December 31, 2009, while the S&P 500 actually increased by 23.5% over the same period.

FELDMAN FINANCIAL ADVISORS, INC.

As the banking industry showed increased signs of stabilizing into 2010, the public thrift indexes fared better through the first of half of 2010. However, commencing in the month of July 2010, there has been a major sell-off in financial stocks since our original Appraisal as of June 11, 2010. Trading prices of banks and thrifts fell on the lack of consensus regarding the prospects for economic growth and increased uncertainty about the Federal Reserve’s capacity to revive the stumbling economic recovery. The declining market in the summer months also reflected concerns of a potential “double dip” in the U.S. economy, as growth in consumer spending slowed and unemployment remained at historically high levels. The SNL All Public Thrift Index is on pace to match last year’s dismal performance as it is down 11.7% on a year-to-date basis through August 30, 2010, while the S&P 500 has declined 5.9% over the same period. Over the past two and one-half months since our original Appraisal as of June 30, 2010, the SNL All Public Thrift Index recorded a decline of 11.9%, which accounts for the negative performance on a year-to-date basis.

FELDMAN FINANCIAL ADVISORS, INC.

The OTS recently reported that the thrift industry reported positive earnings for the second quarter of 2010, the fourth consecutive quarterly profit for the industry. The second quarter profit of $1.49 billion was down from $1.72 billion in the previous quarter, but up from a loss of $94 million in the second quarter one year earlier. Profitability as measured by ROA was 0.64% in the second quarter, as compared to 0.73% in the first quarter and negative 0.03% in the second quarter a year ago. Asset quality also showed signs of stabilizing. Troubled assets (non-current loans and repossessed assets) fell to 3.21% of assets at the end of the second quarter, from 3.28% at the end of the previous quarter and from 3.50% from one year earlier. However, reflecting the challenges that remain, the number of problem thrifts continued to climb and reached 54 thrifts at the end of the second quarter versus 50 at the end of the previous quarter.

Thrift industry earnings results for the second quarter of 2010 were sustained by improving net interest margins, but continue to be dampened by loan loss provisions. The thrift industry continued to prepare for future asset quality challenges by building its provisions for loan losses. Simultaneously, the industry also managed to maintain a solid capital cushion, with equity capital of 11.27% of assets at the end of the second quarter, up from 10.36% a year earlier. However, we continue to believe the uncertain industry environment and the volatile swings in the market for bank and thrift stocks warrant a downward adjustment.

New Issue Discount

A “new issue” discount that reflects investor concerns and investment risks inherent in all initial public offerings (“IPOs”) is a factor to be considered for purposes of valuing converting thrifts. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 20 presents a summary of recent conversion offerings since January 1, 2009, including both second-step and standard conversion transactions.

FELDMAN FINANCIAL ADVISORS, INC.

As noted earlier, thrift stock conversion activity had diminished considerably in the wake of a sharp downturn in market conditions. There were only four standard conversion offerings and one second-step offering in 2008, followed by three standard offerings and two second-step offerings in 2009. Eight standard offerings and seven second-step offering have occurred thus far in 2010 as market conditions improved in the first half of 2010. However, the after-market performance of thrift offerings has turned weak recently in connection with the market sell-off of bank and thrift stocks since July 2010.

Of the 11 standard conversions completed since January 1, 2009, the average and median one-week price changes were 8.2% and 5.0%, respectively. The nine second-step conversion offerings exhibited average and median one-week price changes of 2.7% and 0.0%, respectively. As noted previously, none of the recent second-step offerings have been oversubscribed and most of these transactions closed at levels from the minimum to midpoint of the offering range. A number of thrift MHC stock issues are in the process of conducting second-step conversion stock offerings, but have not yet been completed. Notably, the pro forma ratios for many second-step issues tend to reflect comparatively higher price-to-book ratios, due in part to their seasoned history as a public company versus standard thrift issues converting from mutual form initially. Many of the second-step companies have had time and experience to re-invest and leverage the capital raised through their initial offerings in attempt to demonstrate positive track records of generating asset expansion and earnings growth as public companies. Based on these factors, and the specific characteristics of second-step stock issues, many of these offerings are priced at pro forma ratios comparable to publicly traded companies.

FELDMAN FINANCIAL ADVISORS, INC.

Table 20
Summary of Recent Second-Step and Standard Conversion Offerings
Transactions Completed Since January 1, 2009

						Pro Forma Ratios					After-Market Trading
					Gross	Price/	Price/	Price/		8/30/10	Price Change			Change
			Offering	Total	Offering	Book	Tang.	LTM	IPO	Closing	One	One	One	Thru
		Stock	Completion	Assets	Proceeds	Value	Book	EPS	Price	Price	Day	Week	Month	8/30/10
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	($)	($)	(%)	(%)	(%)	(%)

Second-Step Offerings -- Average	NA	NA	NA	1,702.5	167.9	75.4	80.8	20.1	NA	NA	2.4	2.7	2.5	0.5
Second-Step Offerings -- Median	NA	NA	NA	742.6	33.5	72.6	81.2	17.3	NA	NA	3.1	0.0	(0.9)	(3.1)

Standard Offerings -- Average	NA	NA	NA	338.0	37.7	52.8	52.9	21.2	NA	NA	8.4	8.2	9.0	11.5
Standard Offerings -- Median	NA	NA	NA	157.2	11.1	54.2	54.2	19.8	NA	NA	0.0	5.0	4.6	8.4

Second-Step Offerings
Jacksonville Bancorp, Inc.	IL	NASDAQ	07/15/10	289.4	10.4	55.2	59.9	12.4	10.00	10.25	6.5	5.8	1.3	2.5
Colonial Financial Services, Inc.	NJ	NASDAQ	07/13/10	567.9	23.0	64.7	64.7	27.8	10.00	9.75	0.5	(1.6)	(2.6)	(2.5)
ViewPoint Financial Group, Inc.	TX	NASDAQ	07/07/10	2,477.4	198.6	93.6	93.9	NM	10.00	8.95	(5.0)	(2.9)	(3.0)	(10.5)
Oneida Financial Corp.	NY	NASDAQ	07/07/10	596.3	31.5	68.6	97.8	13.3	8.00	7.75	(6.3)	(3.1)	(1.3)	(3.1)
Fox Chase Bancorp, Inc.	PA	NASDAQ	06/29/10	1,156.4	87.1	72.6	72.6	NM	10.00	9.43	(4.1)	(3.7)	(1.8)	(5.7)
Oritani Financial Corp.	NJ	NASDAQ	06/24/10	2,054.2	413.6	90.6	90.6	32.8	10.00	9.22	3.1	0.0	(0.9)	(7.8)
Eagle Bancorp Montana, Inc.	MT	NASDAQ	04/05/10	306.1	24.6	81.2	81.2	12.3	10.00	9.20	5.5	5.0	4.0	(8.0)
Ocean Shore Holding Co.	NJ	NASDAQ	12/21/09	742.6	33.5	63.0	63.0	17.3	8.00	10.70	7.5	11.9	13.1	33.8
Northwest Bancshares, Inc.	PA	NASDAQ	12/18/09	7,132.0	688.8	89.0	103.8	24.8	10.00	10.56	13.5	13.0	14.0	5.6

Standard Offerings
United-American Savings Bank	PA	OTCBB	08/06/10	60.2	3.0	54.2	54.2	23.7	10.00	10.50	0.0	(5.0)	NA	5.0
Peoples Federal Bancshares, Inc.	MA	NASDAQ	07/07/10	487.7	66.1	65.2	65.2	27.8	10.00	10.30	4.0	7.5	4.2	3.0
Fairmount Bancorp, Inc.	MD	OTCBB	06/03/10	67.3	4.4	44.0	44.0	10.1	10.00	12.00	0.0	5.0	10.0	20.0
Harvard Illinois Bancorp, Inc.	IL	OTCBB	04/09/10	157.2	7.8	43.1	43.1	NM	10.00	6.50	0.0	0.0	(1.0)	(35.0)
OBA Financial Services, Inc.	MD	NASDAQ	01/22/10	357.9	46.3	59.4	59.4	NM	10.00	11.00	3.9	1.5	3.0	10.0
OmniAmerican Bancorp, Inc.	TX	NASDAQ	01/21/10	1,006.3	119.0	62.0	62.0	NM	10.00	11.17	18.5	14.0	9.9	11.7
Versailles Financial Corporation	OH	OTCBB	01/11/10	41.6	4.3	40.5	40.5	36.0	10.00	10.00	0.0	0.0	0.0	0.0
Athens Bancshares Corporation	TN	NASDAQ	01/07/10	246.0	26.8	58.0	58.8	13.9	10.00	10.84	16.0	15.0	10.6	8.4
Territorial Bancorp Inc.	HI	NASDAQ	07/13/09	1,223.8	122.3	60.1	60.2	15.9	10.00	16.88	49.9	47.2	48.0	68.8
St. Joseph Bancorp, Inc.	MO	OTCBB	02/02/09	19.4	3.8	46.3	46.3	NM	10.00	10.00	0.0	0.0	0.0	0.0
Hibernia Homestead Bancorp, Inc.	LA	OTCBB	01/28/09	50.2	11.1	48.1	48.1	NM	10.00	13.50	0.0	5.0	5.0	35.0

 Source:  SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Adjustments Conclusion

It is our opinion that the Company’s pro forma valuation should be assigned a slight upward adjustment relative to the Comparative Group because of financial condition. We believe a downward adjustment is warranted for current stock market conditions. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, second-step stock issues by converting thrifts are frequently valued at slight premiums to all public thrift averages on a price-to-book basis and at slight discounts to peer institutions relative to price-to-book ratios, but at wider discounts to the comparable institutions’ price-to-earnings ratios. It is the role of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts and premiums.

Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). Table 21 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of August 30, 2010. As shown in Table 21, the average and median P/B ratios for the Comparative Group were 77.6% and 82.0%, respectively. The average and median P/TB ratios were 81.8% and 84.2%, respectively. The average and median P/E ratios were 20.8x and 17.9x, respectively. On a core earnings basis, the average and median core P/E ratios of the Comparative Group were 19.1x and 17.7x, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma midpoint price-to-book ratio of 76.0% and price-to-tangible book ratio of 77.7% for the Company, which reflect an aggregate midpoint value of approximately $95.1 million based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of approximately $80.9 million reflects a 70.0% P/B ratio and 71.6% P/TB ratio. The resulting maximum value of approximately $109.4 million reflects an 81.2% P/B ratio and 82.9% P/TB ratio. The adjusted maximum, an additional 15.0% above the maximum, is positioned at approximately $125.8 million with a P/B ratio of 86.4% and P/TB ratio of 88.0%.

Because of the weaker market conditions for thrift stocks since our original appraisal, we have concluded that expanded discounts are applicable in determining the Company’s pro forma market value in comparison to the Valuation Range established in the initial appraisal as of June 11, 2010. The Company’s pro forma midpoint P/B ratio of 76.0% reflects a 1.9% discount to the Comparative Group average P/B ratio of 77.6% and a 7.3% discount to the Comparative Group median P/B ratio of 82.0%. The Company’s pro forma midpoint P/B ratio of 76.0% reflected an 8.1% premium to the All Public Thrift average P/B ratio of 70.4% and a 7.2% premium to the All Public Thrift median P/B ratio of 71.0%. The Company’s pro forma midpoint P/TB ratio of 77.7% reflects a 5.0% discount to the Comparative Group average P/TB ratio of 81.8% and a 7.7% discount to the Comparative Group median P/TB ratio of 84.2%.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of price-to-book and core earnings profitability comparisons. The core P/E ratio is an important valuation ratio in the current thrift stock environment because of prevalent non-recurring items. However, because of the Company’s recent loss for the LTM period, its pro forma P/E calculations result in negative ratios that are reported as not meaningful (“NM”) for comparative purposes.

FELDMAN FINANCIAL ADVISORS, INC.

Based on the price-to-assets valuation metric, the Company’s pro forma midpoint value of $95.1 million reflects a corresponding P/A valuation ratio of 13.13%, ranging from 11.31% at the pro forma valuation minimum to 14.90% at the maximum. The Company’s exceptionally strong pro forma capitalization levels after Conversion resulted in P/A ratio premiums in contrast to the Comparative Group average P/A ratio of 10.34% and median P/A ratio of 9.40%. However, we note that the Company’s higher pro forma P/A valuation ratios are also indicative of the challenge facing the Company in generating a competitive ROE. On a pro forma basis, the Company’s ratios of tangible equity to assets measure 15.84%, 16.96%, and 18.05%, respectively, at the valuation minimum, midpoint, and maximum, and exceed the Comparative Group’s average and median tangible equity to assets ratios of 12.79% and 11.10%, respectively.

HFG, in its current mutual holding company ownership structure, has public shares outstanding that are currently traded on NASDAQ. As such, this stock issue may be an indicator of investor interest in the Company’s second-step stock offering and therefore received some degree of consideration in our valuation process. Based on HFG’s closing price of $8.69 as of August 30, 2010, the Company’s market capitalization amounted to $90.4 million, which falls in between the minimum pro forma market value of $80.9 million and the midpoint pro forma market value of $95.1 million. As reflective of the current market volatility, HFG’s closing price has ranged from $6.63 to $13.00 over the past twelve months and has declined 29.6% from a closing price of $12.35 at June 11, 2010, the date of our original Appraisal.

FELDMAN FINANCIAL ADVISORS, INC.

Valuation Conclusion

It is our opinion that, as of August 30, 2010, the estimated aggregate pro forma market value of the Company based on the Conversion of Heritage MHC, including: (i) shares sold in the Conversion that represent Heritage MHC’s ownership interest in the Company, and (ii) exchange shares issued to existing public shareholders of the Company, was $95,141,030 at the midpoint. The resulting Valuation Range was a minimum of $80,869,880, a maximum of $109,412,190, and an adjusted maximum of $125,824,020. Pursuant to OTS regulations, the Valuation Range is based upon a 15% decrease from the midpoint to determine the minimum, a 15% increase from the midpoint to establish the maximum, and a 15% increase from the maximum to reflect the adjusted maximum. Exhibit IV displays the assumptions and calculations utilized in determining the Company’s estimated pro forma market value on a fully converted basis.

The aggregate offering price of the shares of common stock sold in the Conversion will be equal to the Valuation Range multiplied by the approximate 75.7% ownership interest that the MHC has in the Company. The number of shares offered will be equal to the aggregate offering price divided by the offering price per share. Based on the Valuation Range, the percentage of the Company’s common stock owned by the MHC, and the offering price of $10.00 per share, the resulting Offering Range represents a minimum of 6,120,000 shares, a midpoint of 7,200,000 shares, a maximum of 8,280,000 shares, and an adjusted maximum of 9,522,000 shares. On an aggregate basis, the Offering Range reflects a minimum of $61,200,000, a midpoint of $72,000,000, a maximum of $82,800,000, and an adjusted maximum of $95,220,000.

FELDMAN FINANCIAL ADVISORS, INC.

Table 21
Comparative Pro Forma Market Valuation Analysis
Heritage Financial Group and the Comparative Group
Computed from Market Price Data as of August 30, 2010

	Stock	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Price	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	8/30/10	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)

Heritage Financial Group(1)
Pro Forma Minimum	10.00	80.9	NM	NM	70.0	71.6	11.31	16.15	15.84	NA
Pro Forma Midpoint	10.00	95.1	NM	NM	76.0	77.7	13.13	17.26	16.96	NA
Pro Forma Maximum	10.00	109.4	NM	NM	81.2	82.9	14.90	18.34	18.05	NA
Pro Forma Adj. Maximum	10.00	125.8	NM	NM	86.4	88.0	16.88	19.55	19.27	NA

Comparative Group Average	NA	71.0	20.8	19.1	77.6	81.8	10.34	13.31	12.79	1.89
Comparative Group Median	NA	66.0	17.9	17.7	82.0	84.2	9.40	11.82	11.10	1.51

All Public Thrift Average(2)	NA	255.8	20.5	19.5	70.4	78.0	7.76	11.09	10.34	2.00
All Public Thrift Median(2)	NA	59.6	14.8	15.2	71.0	75.8	6.65	9.92	9.13	1.81

Comparative Group
Chicopee Bancorp, Inc.	11.02	69.5	NM	NM	73.8	73.8	12.53	16.98	16.98	0.00
ESSA Bancorp, Inc.	10.99	148.6	28.9	31.7	84.1	84.1	13.93	16.55	16.55	1.82
First Capital, Inc.	15.05	42.0	17.9	17.7	87.8	99.3	9.16	10.45	9.36	5.05
First Savings Financial Group, Inc.	13.36	32.3	13.1	9.2	60.2	71.5	6.43	10.68	9.15	0.00
Hampden Bancorp, Inc.	10.10	71.9	NM	NM	75.8	75.8	12.31	16.23	16.23	1.19
Home Bancorp, Inc.	13.00	109.8	27.7	19.4	83.1	84.3	15.54	18.71	18.49	0.00
Legacy Bancorp, Inc.	8.16	70.9	NM	NM	59.7	68.6	7.43	12.43	11.00	2.45
Newport Bancorp, Inc.	11.93	43.4	35.1	31.6	86.1	86.1	9.64	11.20	11.20	0.00
Teche Holding Company	29.90	62.5	8.7	8.5	83.9	88.2	8.17	9.74	9.30	4.75
TF Financial Corporation	22.11	59.4	14.2	15.4	81.0	86.3	8.24	10.17	9.60	3.62

(1)
Pro forma ratios assume sale of approximately 75.7% of the outstanding common stock which is owned by Heritage MHC, reflecting gross offering proceeds of $61.2 million, $72.0 million, $82.8 million, and $95.2 million at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. Regular dividend amount will be determined following completion of the conversion.

(2)	Excludes mutual holding companies and companies being acquired in announced merger transactions.

Source:  Feldman Financial; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I
Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis.  Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates.  Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm.  Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide.  The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President.  Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions.  Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm.  Trent also has worked at the Federal Home Loan Bank Board and with the California state legislature.  Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal.  Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis.  Peter was with Kaplan Associates for 13 years.  Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware.  Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal.  Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans.  During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations.  Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk - Senior Vice President.  Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans.  Greg was with Kaplan Associates for three years.  Previously, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A.  Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1
Consolidated Balance Sheets
As of December 31, 2008 and 2009 and June 30, 2010

	June 30,	December 31,
	2010	2009	2008
Assets
Cash and due from banks	$28,141,662	$14,921,517	$10,159,602
Interest-bearing deposits in banks	21,008,252	43,236,287	745,758
Federal funds sold	14,030,000	11,340,000	30,254,000
Securities available for sale, at fair value	156,358,784	120,526,900	116,140,525
Federal Home Loan Bank Stock, at cost	3,253,400	3,253,400	3,185,800
Other equity securities, at cost	1,010,000	1,010,000	1,010,000
Loans held for sale	448,356	-	-

Loans	388,737,290	334,138,932	302,487,892
Less allowance for loan losses	6,026,913	6,060,460	4,950,722
Loans, net	382,710,377	328,078,472	297,537,170

Premises and equipment, net	20,360,971	15,590,120	16,801,183
Premises held for sale	1,080,000	1,080,000	-
Accrued interest receivable	2,717,782	2,799,375	2,155,327
Foreclosed assets	3,018,774	1,795,544	2,119,818
Intangible assets	2,604,478	1,570,832	1,000,000
Cash surrender value of bank owned life insurance	15,062,762	14,756,771	14,136,119
Other assets	10,070,193	11,988,301	6,812,425

	$661,875,791	$571,947,519	$502,057,727

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$46,220,643	$28,881,905	$19,100,197
Interest-bearing	469,490,526	397,724,617	319,445,797
Total deposits	515,711,169	426,606,522	338,545,994

Federal funds purchased and secs. sold under repurch. agreements	33,954,074	32,843,465	41,497,491
Other borrowings	42,500,000	42,500,000	52,500,000
Accrued interest payable	683,041	706,321	1,045,042
Other liabilities	6,668,078	8,474,370	6,256,227
Total liabilities	599,516,362	511,130,678	439,844,754

Stockholders’ equity
Common stock, par value	114,543	114,543	114,523
Capital surplus	41,033,227	40,609,551	39,861,237
Retained earnings	39,424,378	38,984,165	41,357,209
Accumulated other comprehensive loss	(1,913,652)	(2,387,234)	(2,685,633)
Unearned ESOP shares	(2,203,500)	(2,423,850)	(2,864,550)
Treasury stock, at cost	(14,095,567)	(14,080,334)	(13,569,813)
Total stockholders’ equity	62,359,429	60,816,841	62,212,973

Total liabilities and stockholders’ equity	$661,875,791	$571,947,519	$502,057,727

Source:  Heritage Financial Group.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2
Consolidated Income Statements
For the Years Ended December 31, 2007 to 2009
And the Six Months Ended June 30, 2009 and 2010

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009	2008	2007

Total interest income	$13,302,539	$11,880,417	$23,400,810	$27,195,365	$27,997,356
Total interest expense	4,197,260	4,899,934	8,793,363	12,494,342	13,462,371

Net interest income	9,105,279	6,980,483	14,607,447	14,701,023	14,534,985
Provision for loan losses	1,150,000	1,300,000	7,500,000	3,350,000	1,178,000
Net interest income after provision	7,955,279	5,680,483	7,107,447	11,351,023	13,356,985

Non-interest income:
Service charges on deposit accounts	1,806,018	1,644,483	3,546,681	3,957,589	3,928,553
Other service charges, commissions
and fees	868,465	722,110	1,405,938	1,287,591	1,199,643
Brokerage fees	479,054	410,323	914,041	1,029,980	950,524
Mortgage origination fees	109,619	209,180	344,576	400,044	350,276
Bank owned life insurance	305,991	309,482	620,652	495,492	347,445
Impairment loss on securities	-	-	-	(3,119,181)	-
Gain (loss) on sales of securities	159,706	366,129	908,877	234,676	(355,161)
Other	38,022	22,295	45,885	301,308	269,011

	3,766,875	3,684,002	7,786,650	4,587,499	6,690,291

Non-interest expense:
Salaries and employee benefits	5,538,848	4,424,356	8,898,984	8,987,913	10,321,235
Equipment	506,513	539,166	984,985	1,217,142	1,109,431
Occupancy	635,661	589,263	1,197,823	1,204,156	1,045,058
Data processing fees	991,594	713,181	1,605,510	1,299,963	1,151,152
Directors fees and retirement	277,422	306,216	553,428	552,289	762,840
Consulting and other professional fees	136,715	152,409	296,975	317,957	603,275
Advertising and marketing	244,362	198,229	439,032	496,124	449,815
Legal and accounting	327,643	272,658	493,118	528,085	460,438
Telecommunications	172,732	116,328	239,073	257,617	231,159
Supplies	153,206	84,303	176,521	176,973	219,920
FDIC insurance and other regulatory fees	398,670	364,886	871,622	267,475	121,146
(Gain) loss on sales and write-downs of
other real estate owned	(343,434)	304,068	422,100	386,317	-
Foreclosed asset expenses	597,707	93,228	256,671	229,039	41,834
Impairment loss on premises held for sale	-	-	502,469	-	-
Other operating	1,092,124	698,038	1,332,431	1,507,808	1,459,264
	10,729,763	8,856,329	18,270,742	17,428,858	17,976,567

Income (loss) before income taxes	992,391	508,156	(3,376,645)	(1,490,336)	2,070,709
Applicable income taxes (benefit)	66,083	(41,244)	(1,724,326)	(1,227,976)	(850,396)
Net income (loss)	$926,308	$549,400	$(1,652,319)	$(262,360)	$2,921,105

Source: Heritage Financial Group.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3
Loan Portfolio Composition
As of December 31, 2008 and 2009 and June 30, 2010
 (Dollars in Thousands)

	June 30,		December 31,
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans
One- to four-family	$89,888	23.12%	$81,255	24.32%	$79,727	26.36%
Multi-family	9,896	2.55	11,650	3.49	10,719	3.54
Commercial	80,436	20.69	71,013	21.25	52,477	17.35
Farmland	13,039	3.35	9,013	2.70	5,744	1.90
Construction & development	22,030	5.67	28,002	8.38	43,297	14.31
Total real estate loans	215,289	55.38	200,933	60.14	191,964	63.46

Other Loans
Consumer loans:
Student	663	0.17	596	0.18	552	0.18
Automobile	21,005	5.40	26,698	7.99	39,753	13.14
Home equity	16,915	4.35	17,313	5.18	18,344	6.06
Other	7,943	2.05	7,687	2.30	9,037	2.99
Total consumer loans	46,526	14.97	52,294	15.65	67,686	22.37

Commercial business loans	42,903	11.04	45,785	13.70	42,838	14.17

Total other loans	89,429	23.01	98,079	29.35	110,524	36.54

Purchased loans, net of fair market value adjustments	84,019	21.61	35,126	10.51	-	-

Total loans	388,737	100.00%	334,138	100.00%	302,488	100.00%

Less: allowance for loan losses	6,027		6,060		4,951

Total loans, net	$382,710		$328,078		$297,537

Source:  Heritage Financial Group.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4
Investment Portfolio Composition
As of December 31, 2008 and 2009 and June 30, 2010
(Dollars in Thousands)

	June 30,		December 31,
	2010		2009		2008
	Carrying	% of	Carrying	% of	Carrying	% of
	Value	Total	Value	Total	Value	Total

Securities available for sale
U. S. Government sponsored entity (GSE) securities	$38,542	24.65%	$30,462	25.27%	$21,165	18.22%
Corporate debt securities	1,748	1.12	1,910	1.58	1,789	1.54
GSE residential mortgage- backed securities	92,000	58.84	54,537	45.26	60,927	52.46
Private label residential mortgage-backed securities	3,640	2.23	3,874	3.21	4,481	3.86
State and municipal securities	20,118	12.86	29,123	24.16	27,511	23.69
Equity and other	311	0.20	621	0.52	268	0.23
	$156,359	100.00%	$120,527	100.00%	$116,141	100.00%

Other earning assets
Interest-bearing deposits	$21,008	54.86%	$43,236	74.76%	746	2.18%
Federal funds sold	14,030	36.64	11,340	19.61	30,254	88.50
Federal Home Loan Bank stock	3,253	8.50	3,253	5.63	3,186	9.32
	$38,291	100.00%	$57,829	100.00%	$34,186	100.00%

Source:  Heritage Financial Group.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5
Deposit Account Distribution
As of December 31, 2008 and 2009 and June 30, 2010
(Dollars in Thousands)

	June 30,		December 31,
	2010		2009		2008
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Transaction and Savings Deposits
Non-interest bearing demand	$46,221	8.96%	$28,882	6.77%	$19,100	5.64%
Interest bearing demand	103,224	20.02	67,321	15.78	46,169	13.64
Savings and money market	197,948	38.38	154,740	36.27	106,641	31.50
Total non-certificates	347,393	67.36	250,943	58.82	171,910	50.78

Certificates of Deposit
0.00-1.99%	77,541	25.04	77,824	18.27	1,186	0.35
2.00-3.99%	68,459	13.27	82,109	19.28	81,537	24.08
4.00-5.99%	21,936	4.25	14,636	3.43	83,540	24.68
6.00% and over	382	0.08	382	0.09	371	0.11
Total certificates	168,318	32.64	174,951	41.08	166,634	49.22

Total deposits	$515,711	100.00%	$425,894	100.00%	$338,544	100.00%

Source:  Heritage Financial Group.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6
Borrowed Funds Distribution
As of or For the Years Ended December 31, 2008 and 2009
And the Six Months Ended June 30, 2010
 (Dollars in Thousands)

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2010	2009	2008

Maximum Balance
FHLB advances	$42,500	$52,500	$88,000
Federal funds purchased and securities sold under repurchase agreements	34,167	53,279	41,497

Average Balance Outstanding
FHLB advances	42,500	47,268	60,800
Federal funds purchased and securities sold under repurchase agreements	33,273	40,112	32,504

End of Period Balance
FHLB advances	42,500	42,500	52,500
Federal funds purchased and securities sold under repurchase agreements	33,954	32,843	41,497

Weighted Average Rate
FHLB advances:
During the period	3.73%	3.87%	4.09%
End of period	3.68%	3.68%	3.96%

Federal funds purchased and securities sold under repurchase agreements
During the period	2.27%	1.23%	2.95%
End of period	2.85%	1.08%	1.91%

Source:  Heritage Financial Group.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-7
Office Network
As of June 30, 2010

	Owned or
Location	Leased	Net Book Value
		(In thousands)
Main Office:
721 North Westover Boulevard
Albany, GA 31721	Owned	$4,571

GEORGIA BRANCH OFFICES:

Downtown(1)
310 West Oglethorpe Boulevard
Albany, GA 31701	Owned	$1,080

East Albany
200 Loftus Drive
Albany GA 31705	Owned	$690

Slappey
2801 North Slappey Boulevard
Albany, GA 31707	Owned	$431

Worth County
504 North Main Street
Sylvester, GA 31791	Owned	$740

Reidsville
104 North Main Street
Reidsville, Georgia 30453	Owned	$1,000

Collins
204 SW Main Street
Collins, Georgia 30421	Owned	$124

Adel
301 W. Fourth Street
Adel, Georgia 31620	Owned	$1,178

Baxley
198 East Parker Street
Baxley, Georgia 31513	Owned	$308

Hazlehurst
22 East Jarman Street
Hazlehurst, Georgia 31539	Owned	$234

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-7 (continued)
Office Network
As of June 30, 2010

	Owned or
Location	Leased	Net Book Value
		(In thousands)
Statesboro - Main Street
335 South Main Street
Statesboro, Georgia 30458	Owned	$1,164

Statesboro - Northside Drive
726 Northside Drive
Statesboro, Georgia 30458	Owned	$416

FLORIDA BRANCH OFFICES:

Ocala - Heath Brook
4726 SW College Road
Ocala, Florida 34474	Owned	$3,172

Ocala - Boulevard(2)
1409 East Silver Springs Boulevard
Ocala, Florida 34470	Owned	$1,906

Lake City
463 West Duval Street
Lake City, Florida 32055	Owned	$537

(1)	This branch location is held for sale and its carrying value has been adjusted downward to reflect the anticipated sale proceeds.

(2)
The ground at this location is subject to a land lease that expires in 2072 and carries monthly rent of $1,100.  The building at this location is owned by HeritageBank of the South, and the net book value reflects the carrying value for the building.

Source:  Heritage Financial Group.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	8/30/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

All Public Thrifts(1)
Abington Bancorp, Inc.	PA	ABBC	1,268	16.76	16.76	(0.43)	(2.47)	10.07	203.2	NM	NM	96.5	96.5	16.16	1.99
Anchor BanCorp Wisconsin Inc.	WI	ABCW	3,999	0.61	0.51	(2.71)	(194.40)	0.63	13.7	NM	NM	NM	NM	0.35	0.00
Astoria Financial Corporation	NY	AF	19,670	6.24	5.35	0.22	3.70	11.90	1,164.7	24.3	26.4	94.9	111.8	5.92	4.37
Athens Bancshares Corporation	TN	AFCB	282	17.81	17.67	0.06	0.45	10.84	30.1	NA	NA	60.0	60.5	10.68	1.85
Bank Mutual Corporation	WI	BKMU	3,483	11.49	10.10	0.16	1.38	5.05	230.8	38.9	NM	58.1	67.2	6.63	2.38
BankAtlantic Bancorp, Inc.	FL	BBX	4,656	1.66	1.34	(3.66)	(112.94)	1.15	67.1	NM	NM	80.5	100.2	1.33	0.00
BankFinancial Corporation	IL	BFIN	1,566	16.57	15.16	0.01	0.07	8.80	185.3	NM	75.6	71.5	79.4	11.84	3.18
BCSB Bancorp, Inc.	MD	BCSB	622	9.79	9.78	(0.21)	(2.07)	9.75	30.4	NM	NM	60.3	60.4	4.97	0.00
Beacon Federal Bancorp, Inc.	NY	BFED	1,072	9.92	9.92	0.48	5.08	9.98	64.7	12.0	10.3	61.2	61.2	6.07	2.00
Berkshire Hills Bancorp, Inc.	MA	BHLB	2,748	14.00	8.16	(0.58)	(3.89)	17.57	246.6	NM	NM	64.1	117.4	8.98	3.64
BofI Holding, Inc.	CA	BOFI	1,421	9.13	9.13	1.56	19.98	11.15	113.6	5.0	6.5	91.0	91.0	8.02	0.00
Broadway Financial Corporation	CA	BYFC	552	6.02	6.02	(1.01)	(16.21)	2.86	5.0	NM	NM	28.9	28.9	0.93	1.40
Brookline Bancorp, Inc.	MA	BRKL	2,659	18.59	17.17	0.96	5.13	9.15	540.2	21.8	23.1	109.7	120.9	20.33	3.72
Cape Bancorp, Inc.	NJ	CBNJ	1,072	12.20	10.27	(1.54)	(12.49)	7.50	99.9	NM	NM	76.3	92.7	9.31	0.00
Carver Bancorp, Inc.	NY	CARV	804	7.39	7.37	(0.38)	(4.60)	4.82	12.0	NM	NA	29.6	29.7	1.52	2.07
Central Bancorp, Inc.	MA	CEBK	527	8.63	8.24	0.45	5.54	10.03	16.7	8.5	7.4	46.7	49.8	3.23	1.99
Central Federal Corporation	OH	CFBK	275	6.23	6.18	(5.10)	(58.76)	1.10	4.5	NM	NM	44.5	45.2	1.68	0.00
CFS Bancorp, Inc.	IN	CITZ	1,095	10.30	10.29	(0.09)	(0.89)	4.66	50.6	NM	NM	44.8	44.9	4.61	0.86
Chicopee Bancorp, Inc.	MA	CBNK	557	16.98	16.98	(0.27)	(1.54)	11.02	69.5	NM	NM	73.8	73.8	12.53	0.00
Citizens Community Bancorp, Inc.	WI	CZWI	576	9.78	8.75	0.13	1.35	4.35	22.2	31.1	12.5	39.5	44.6	3.86	0.00
Citizens South Banking Corporation	NC	CSBC	1,077	8.95	8.78	(2.22)	(21.08)	5.51	59.8	NM	NM	79.6	81.7	5.72	2.90
CMS Bancorp, Inc.	NY	CMSB	243	8.75	8.75	(0.11)	(1.19)	10.50	19.6	NM	NM	92.2	92.2	8.06	0.00
Colonial Financial Services, Inc.	NJ	COBK	579	8.37	8.37	0.53	6.56	9.75	40.7	13.0	10.5	83.9	83.9	7.03	0.00
Community Financial Corporation	VA	CFFC	552	9.02	9.02	0.71	7.97	4.35	19.0	6.1	6.1	50.4	50.4	3.51	0.00
Danvers Bancorp, Inc.	MA	DNBK	2,529	11.63	10.42	0.57	4.95	14.96	316.2	22.7	22.3	108.7	123.0	12.64	0.53
Dime Community Bancshares, Inc.	NY	DCOM	4,148	7.59	6.33	0.90	12.05	12.26	423.5	11.5	11.1	134.6	163.5	10.21	4.57
Eagle Bancorp Montana, Inc.	MT	EBMT	326	16.10	16.10	0.79	7.33	9.20	37.6	17.0	17.2	71.6	71.6	11.53	3.04
Elmira Savings Bank, FSB	NY	ESBK	499	11.26	8.89	0.95	8.66	16.00	31.3	9.7	10.0	83.1	126.7	6.52	5.00
ESB Financial Corporation	PA	ESBF	1,948	8.89	6.85	0.66	7.74	12.67	152.5	11.5	10.5	87.9	116.6	7.83	3.16
ESSA Bancorp, Inc.	PA	ESSA	1,067	16.55	16.55	0.47	2.67	10.99	148.6	28.9	31.7	84.1	84.1	13.93	1.82

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	8/30/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

FFD Financial Corporation	OH	FFDF	206	8.86	8.86	0.49	5.32	14.98	15.1	15.8	15.8	82.8	82.8	7.33	4.54
Fidelity Bancorp, Inc.	PA	FSBI	708	6.82	6.47	(0.39)	(5.97)	5.08	15.5	NM	NM	37.3	39.9	2.21	1.57
First Advantage Bancorp	TN	FABK	345	19.72	19.72	0.20	1.01	10.72	44.7	67.0	33.8	66.0	66.0	13.01	1.87
First Bancshares, Inc.	MO	FBSI	214	11.22	11.16	(0.40)	(3.72)	8.50	13.2	NM	NM	55.0	55.3	6.17	0.00
First Capital, Inc.	IN	FCAP	458	10.45	9.36	0.52	5.06	15.05	42.0	17.9	17.7	87.8	99.3	9.16	5.05
First Clover Leaf Financial Corp.	IL	FCLF	563	13.82	11.83	0.19	1.47	5.40	42.7	36.0	28.6	55.1	65.8	7.61	4.44
First Community Bank Corp.	FL	FCFL	516	7.38	7.38	(2.89)	(35.98)	1.17	6.4	NM	NM	32.6	32.6	1.28	0.00
First Defiance Financial Corp.	OH	FDEF	2,039	11.70	8.82	0.22	1.89	9.07	73.6	30.2	13.6	36.4	53.5	3.68	0.00
First Federal Bancshares of Arkansas	AR	FFBH	678	6.55	6.55	(5.67)	(72.58)	1.72	8.3	NM	NM	29.6	29.6	1.26	0.00
First Federal of Northern Michigan	MI	FFNM	227	10.35	10.05	(2.73)	(25.84)	2.49	7.2	NM	NM	30.6	31.6	3.16	0.00
First Financial Holdings, Inc.	SC	FFCH	3,324	9.74	8.69	(1.07)	(10.98)	9.30	153.7	NM	NM	59.4	69.7	4.72	2.15
First Financial Northwest, Inc.	WA	FFNW	1,307	14.30	14.30	(4.30)	(24.86)	3.95	74.3	NM	NM	39.8	39.8	5.68	0.00
First Franklin Corporation	OH	FFHS	281	7.77	7.77	(0.82)	(10.82)	7.77	13.1	NM	NM	60.0	60.0	4.66	0.00
First PacTrust Bancorp, Inc.	CA	FPTB	881	10.94	10.94	(0.08)	(0.71)	9.45	40.1	NM	NM	51.9	51.9	4.65	2.12
First Place Financial Corp.	OH	FPFC	3,154	8.04	7.78	(0.94)	(11.10)	3.64	61.8	NM	NM	33.7	35.4	2.00	0.00
First Savings Financial Group, Inc.	IN	FSFG	501	10.68	9.15	0.51	4.40	13.36	32.3	13.1	9.2	60.2	71.5	6.43	0.00
Flagstar Bancorp, Inc.	MI	FBC	13,694	7.86	7.86	(3.65)	(61.20)	2.28	349.7	NM	NM	43.2	43.2	2.60	0.00
Flushing Financial Corporation	NY	FFIC	4,252	8.93	8.55	0.72	8.30	10.88	339.9	11.0	10.0	89.5	93.9	7.99	4.78
Fox Chase Bancorp, Inc.	PA	FXCB	1,243	16.60	16.60	(0.07)	(0.61)	9.43	137.2	NM	NM	66.5	66.5	11.04	0.00
GS Financial Corp.	LA	GSLA	274	10.36	10.36	0.03	0.32	12.25	15.3	NM	NM	54.3	54.3	5.62	3.27
Hampden Bancorp, Inc.	MA	HBNK	584	16.23	16.23	(0.06)	(0.37)	10.10	71.9	NM	NM	75.8	75.8	12.31	1.19
Harleysville Savings Financial Corp.	PA	HARL	867	6.05	6.05	0.59	9.76	15.00	55.1	11.0	10.9	105.0	105.0	6.36	5.07
HF Financial Corp.	SD	HFFC	1,253	7.54	7.21	0.48	6.82	9.39	65.2	9.4	8.1	69.0	72.4	5.20	4.79
Hingham Institution for Savings	MA	HIFS	972	7.10	7.10	0.99	13.93	38.49	81.8	8.9	8.9	118.6	118.6	8.41	2.39
HMN Financial, Inc.	MN	HMNF	975	9.21	9.21	(0.84)	(8.70)	3.85	16.6	NM	NA	25.2	25.2	1.74	0.00
Home Bancorp, Inc.	LA	HBCP	709	18.71	18.49	0.66	2.91	13.00	109.8	27.7	19.4	83.1	84.3	15.54	0.00
Home Federal Bancorp, Inc.	ID	HOME	869	23.68	23.68	0.71	2.81	12.35	206.1	31.7	NM	100.1	100.1	23.71	1.78
HopFed Bancorp, Inc.	KY	HFBC	1,106	10.29	10.21	0.34	4.27	9.05	65.1	13.7	6.9	65.6	66.3	5.77	5.30
Hudson City Bancorp, Inc.	NJ	HCBK	60,933	9.10	8.86	0.94	10.49	11.42	6,013.9	10.0	10.8	108.5	111.7	9.87	5.25
Jacksonville Bancorp, Inc.	IL	JXSB	297	8.78	7.94	0.57	6.50	10.25	19.7	12.1	15.3	75.7	84.5	6.65	2.92
Jefferson Bancshares, Inc.	TN	JFBI	631	8.96	NA	(3.64)	(31.06)	3.62	24.1	NM	NA	42.7	NA	3.82	0.00

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	8/30/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

Legacy Bancorp, Inc.	MA	LEGC	956	12.43	11.00	(0.86)	(6.53)	8.16	70.9	NM	NM	59.7	68.6	7.43	2.45
Louisiana Bancorp, Inc.	LA	LABC	328	20.51	20.51	0.74	3.23	14.56	61.0	26.0	29.0	91.2	91.2	18.69	0.00
LSB Financial Corp.	IN	LSBI	379	9.11	9.11	0.23	2.44	9.76	15.2	18.1	18.1	44.0	44.0	4.01	0.00
Mayflower Bancorp, Inc.	MA	MFLR	254	8.28	8.28	0.51	6.23	8.20	17.1	13.4	NA	81.4	81.4	6.74	2.93
Meta Financial Group, Inc.	IA	CASH	961	7.26	6.99	0.95	17.01	33.15	102.3	11.0	13.9	146.4	152.4	10.63	1.57
MutualFirst Financial, Inc.	IN	MFSF	1,442	9.32	8.99	0.22	2.43	7.01	49.0	35.1	12.5	47.7	50.3	3.47	3.42
NASB Financial, Inc.	MO	NASB	1,416	11.68	11.51	0.67	6.14	13.49	106.1	10.4	19.8	64.2	65.2	7.50	0.00
New Hampshire Thrift Bancshares	NH	NHTB	993	9.31	6.58	0.78	8.23	10.10	58.3	8.6	11.5	70.6	109.0	5.93	5.15
New York Community Bancorp, Inc.	NY	NYB	42,011	12.96	7.39	1.34	10.54	15.60	6,794.5	12.1	13.0	124.7	232.9	16.17	6.41
Newport Bancorp, Inc.	RI	NFSB	450	11.20	11.20	0.27	2.37	11.93	43.4	35.1	31.6	86.1	86.1	9.64	0.00
North Central Bancshares, Inc.	IA	FFFD	452	10.76	10.76	0.44	4.16	15.27	20.6	13.8	16.6	53.6	53.6	4.67	0.26
Northwest Bancshares, Inc.	PA	NWBI	8,136	16.11	14.25	0.55	4.11	10.56	1,169.8	27.1	22.3	89.3	103.2	14.38	3.79
OBA Financial Services, Inc.	MD	OBAF	379	21.11	NA	NA	NA	11.00	50.9	NA	NA	63.7	NA	13.45	0.00
Ocean Shore Holding Co.	NJ	OSHC	799	12.49	12.49	0.68	5.97	10.70	78.2	14.3	14.3	78.4	78.4	9.79	2.24
OceanFirst Financial Corp.	NJ	OCFC	2,220	8.78	8.78	0.86	9.54	11.09	208.7	11.4	10.9	107.1	107.1	9.40	4.33
OmniAmerican Bancorp, Inc.	TX	OABC	1,130	17.78	17.78	0.12	0.98	11.17	133.0	NA	NA	66.2	66.2	11.76	0.00
Oneida Financial Corp.	NY	ONFC	613	9.91	6.12	0.59	5.95	7.75	55.5	16.2	11.8	95.4	165.9	9.09	6.78
Oritani Financial Corp.	NJ	ORIT	2,477	25.97	25.97	0.41	3.26	9.22	518.2	61.5	66.0	80.5	80.5	20.92	3.25
Park Bancorp, Inc.	IL	PFED	214	10.15	10.15	(2.23)	(20.46)	4.27	5.1	NM	NM	23.4	23.4	2.38	0.00
Parkvale Financial Corporation	PA	PVSA	1,842	6.46	4.99	(0.87)	(11.23)	6.46	35.7	NM	NA	41.0	60.9	1.97	3.10
Peoples Federal Bancshares, Inc.	MA	PEOP	575	9.27	9.27	NA	NA	10.30	73.6	NA	NA	NA	NA	NA	0.00
People’s United Financial, Inc.	CT	PBCT	21,950	24.66	18.02	0.38	1.55	12.63	4,682.4	54.9	39.1	85.8	127.7	21.15	4.91
Provident Financial Holdings, Inc.	CA	PROV	1,399	9.13	9.13	0.08	0.94	5.38	61.4	41.4	NM	48.0	48.0	4.39	0.74
Provident Financial Services, Inc.	NJ	PFS	6,823	13.35	8.61	0.58	4.45	11.31	677.8	16.2	15.1	74.4	121.7	9.93	3.89
Provident New York Bancorp	NY	PBNY	2,964	14.48	9.44	0.70	4.76	7.92	305.9	15.2	18.6	71.3	115.8	10.32	3.03
Pulaski Financial Corp.	MO	PULB	1,388	8.22	7.95	0.06	0.70	6.25	67.6	NM	NM	77.5	81.5	4.75	6.08
PVF Capital Corp.	OH	PVFC	860	9.68	9.68	0.16	2.21	1.93	49.5	17.6	17.7	59.5	59.5	5.76	0.00
River Valley Bancorp	IN	RIVR	394	8.12	8.11	0.75	10.21	14.95	22.6	8.3	8.6	83.5	83.7	5.80	5.62
Riverview Bancorp, Inc.	WA	RVSB	863	9.98	7.20	(0.47)	(4.48)	1.92	43.2	NM	NM	24.5	35.0	2.43	0.00
Rome Bancorp, Inc.	NY	ROME	330	18.59	18.59	1.08	5.98	9.31	63.1	16.6	17.3	103.0	103.0	19.14	3.87
Severn Bancorp, Inc.	MD	SVBI	1,002	10.54	10.51	(0.71)	(6.45)	4.01	40.4	NM	NM	51.1	51.3	4.14	0.00

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	8/30/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

Superior Bancorp	AL	SUPR	3,358	4.45	4.02	(2.16)	(32.63)	1.16	14.6	NM	NM	10.5	11.8	0.44	0.00
Teche Holding Company	LA	TSH	765	9.74	9.30	0.94	9.75	29.90	62.5	8.7	8.5	83.9	88.2	8.17	4.75
Territorial Bancorp Inc.	HI	TBNK	1,447	15.42	15.42	0.60	3.89	16.88	206.5	NA	NA	92.6	92.6	14.27	1.66
TF Financial Corporation	PA	THRD	721	10.17	9.60	0.55	5.54	22.11	59.4	14.2	15.4	81.0	86.3	8.24	3.62
Timberland Bancorp, Inc.	WA	TSBK	732	11.70	10.94	(0.34)	(2.77)	3.90	27.5	NM	NM	39.3	43.1	3.83	0.00
TrustCo Bank Corp NY	NY	TRST	3,829	6.66	6.65	0.83	12.35	5.33	410.4	13.7	14.7	160.6	160.9	10.70	4.95
United Community Financial Corp.	OH	UCFC	2,314	9.19	9.17	(1.14)	(11.78)	1.20	37.1	NM	NM	17.4	17.5	1.60	0.00
United Financial Bancorp, Inc.	MA	UBNK	1,545	14.44	13.98	0.55	3.54	13.50	220.2	26.5	21.1	99.0	102.8	14.29	2.37
United Western Bancorp, Inc.	CO	UWBK	2,221	5.28	5.28	(3.49)	(58.22)	0.45	13.3	NM	NM	11.3	11.3	0.60	0.00
ViewPoint Financial Group, Inc.	TX	VPFG	2,764	7.70	7.66	0.46	5.39	8.95	312.0	27.1	26.6	146.6	147.3	11.29	1.79
Washington Federal, Inc.	WA	WFSL	13,710	13.39	NA	0.86	6.50	14.05	1,580.3	13.8	33.9	86.1	NA	11.53	1.42
Wayne Savings Bancshares, Inc.	OH	WAYN	407	9.32	8.86	0.58	6.38	8.00	24.0	9.9	NA	63.3	66.9	5.90	3.00
Westfield Financial, Inc.	MA	WFD	1,235	19.40	19.40	0.35	1.66	7.58	223.3	54.1	55.3	92.5	92.5	17.95	3.17
WSB Holdings, Inc.	MD	WSB	418	12.49	12.49	(1.43)	(11.82)	2.30	18.2	NM	NM	34.8	34.8	4.35	0.00
WSFS Financial Corporation	DE	WSFS	3,792	8.30	7.98	0.10	1.28	36.83	312.6	NM	56.2	99.8	105.2	7.01	1.30
WVS Financial Corp.	PA	WVFC	355	7.84	7.84	0.10	1.24	10.30	21.2	57.2	NA	76.2	76.2	5.97	6.21

Average	NA	NA	2,702	11.09	10.34	(0.21)	(5.07)	9.75	255.8	20.5	19.5	70.4	78.0	7.76	2.00
Median	NA	NA	959	9.92	9.13	0.22	2.29	9.44	59.6	14.8	15.2	71.0	75.8	6.65	1.81

(1) Public thrifts traded on NYSE, NYSE Amex, and NASDAQ; excludes companies subject to pending acquisitions or mutual holding company ownership.

III-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1
Pro Forma Assumptions for Second-Step Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.
The net offering proceeds are invested at an assumed interest rate 1.00% (0.66% on an after-tax basis assuming a 34.0% effective tax rate).  This interest rate was calculated assuming that net proceeds are placed into three-year, U.S. Treasury securities at market interest rates prevailing as of June 30, 2010.

3.
It is assumed that that the employee stock ownership plan (“ESOP”) will purchase enough shares in the offering so that it owns 8.0% of the pro forma total outstanding shares, taking into account the shares already owned by the ESOP.  Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP.  The annual expense is estimated based on a 20-year loan to the ESOP from the Company.

4.
It is assumed that that the restricted stock plan (“RSP”) will purchase enough shares in the offering so that it owns 4.0% of the pro forma total outstanding shares, taking into account the shares already reserved for stock awards under the existing stock-based incentive plan.  Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP.  The annual expense is estimated based on a five-year vesting period.

5.
It is assumed that stock options will be granted to acquire shares of common stock equal to 10.0% of the pro forma total outstanding shares, less the amount already reserved under the existing stock-based incentive plan.  Pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $2.59 per share.  It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period.

6.	Fixed offering expenses are estimated at approximately $1.3 million.

7.
Marketing fees for the subscription and community offerings are estimated at 1.0% of the amount of stock sold in these offerings, excluding stock purchased by the ESOP and an estimated aggregate amount of $570,000 stock purchased by executive officers, directors, and their associates.  Marketing fees for the syndicated offering are estimated at 5.5% of the stock sold in this portion.  It is assumed that 60% of the total shares offered for sale will be sold in the syndicated offering.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2
Pro Forma Second-Step Stock Offering Range
Heritage Financial Group
Historical Financial Data as of June 30, 2010
(Dollars in Thousands, Except Per Share Data)

		Minimum	Midpoint	Maximum	Adj. Max.
Shares outstanding	100.0%	8,086,988	9,514,103	10,941,219	12,582,402
Exchange ratio		0.7777	0.9150	1.0522	1.2101
Shares exchanged	24.3%	1,966,988	2,314,103	2,661,219	3,060,402
Shares sold	75.7%	6,120,000	7,200,000	8,280,000	9,522,000
Offering price		$10.00	$10.00	$10.00	$10.00
Pro forma market value		$80,870	$95,141	$109,412	$125,824
Gross proceeds		$61,200	$72,000	$82,800	$95,220
Less: estimated expenses		(3,554)	(3,949)	(4,343)	(4,796)
Net offering proceeds		57,646	68,051	78,457	90,424
Plus: MHC capital addition		30	30	30	30
Less: ESOP purchase		(3,042)	(3,579)	(4,116)	(4,733)
Less: RSP purchase		(1,521)	(1,790)	(2,058)	(2,367)
Net investable proceeds		$53,113	$62,712	$72,313	$83,354
Net Income
LTM ended 6/30/10		($1,275)	($1,275)	($1,275)	($1,275)
Pro forma income on net proceeds		351	414	477	550
Pro forma ESOP adjustment		(100)	(118)	(136)	(156)
Pro forma RSP adjustment		(201)	(236)	(272)	(312)
Pro forma option adjustment		(197)	(232)	(267)	(306)
Pro forma net income		($1,422)	($1,447)	($1,473)	($1,499)
Pro forma earnings per share		($0.19)	($0.16)	($0.14)	($0.13)
Core Earnings
LTM ended 6/30/10		($1,558)	($1,558)	($1,558)	($1,558)
Pro forma income on net proceeds		351	414	477	550
Pro forma ESOP adjustment		(100)	(118)	(136)	(156)
Pro forma RSP adjustment		(201)	(236)	(272)	(312)
Pro forma option adjustment		(197)	(232)	(267)	(306)
Pro forma core earnings		($1,705)	($1,730)	($1,756)	($1,782)
Pro forma core earnings per share		($0.23)	($0.19)	($0.17)	($0.15)
Total Equity		$62,359	$62,359	$62,359	$62,359
Net offering proceeds		57,646	68,051	78,457	90,424
Plus: MHC capital addition		30	30	30	30
Less: ESOP purchase		(3,042)	(3,579)	(4,116)	(4,733)
Less: RSP purchase		(1,521)	(1,790)	(2,058)	(2,367)
Pro forma total equity		$115,471	$125,071	$134,672	$145,713
Pro forma book value		$14.28	$13.15	$12.31	$11.58
Tangible Equity		$59,755	$59,755	$59,755	$59,755
Net offering proceeds		57,646	68,051	78,457	90,424
Plus: MHC capital addition		30	30	30	30
Less: ESOP purchase		(3,042)	(3,579)	(4,116)	(4,733)
Less: RSP purchase		(1,521)	(1,790)	(2,058)	(2,367)
Pro forma tangible equity		$112,867	$122,467	$132,068	$143,109
Pro forma tangible book value		$13.96	$12.87	$12.07	$11.37
Total Assets		$661,876	$661,876	$661,876	$661,876
Net offering proceeds		57,646	68,051	78,457	90,424
Plus: MHC capital addition		30	30	30	30
Less: ESOP purchase		(3,042)	(3,579)	(4,116)	(4,733)
Less: RSP purchase		(1,521)	(1,790)	(2,058)	(2,367)
Pro forma total assets		$714,988	$724,588	$734,189	$745,230

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3
Pro Forma Conversion Analysis at the Maximum Valuation
Heritage Financial Group
Historical Financial Data as of June 30, 2010

Valuation Parameters			Symbol				Data
Net income -- LTM			Y				$ -1,275,000
Core earnings -- LTM			Y				-1,558,000
Net worth			B				62,359,000
Tangible net worth			B				59,755,000
Total assets			A				661,876,000
Expenses in conversion			X				4,343,000
Other proceeds not reinvested			O				6,174,196
ESOP purchase			E				4,116,000
ESOP expense (pre-tax)			F				205,800
RSP purchase			M				2,058,196
RSP expense (pre-tax)			N				411,639
Stock option expense (pre-tax)			Q				266,536
Option expense tax-deductible			D				0.00%
Re-investment rate (after-tax)			R				0.66%
Tax rate			T				34.00%
Shares for EPS			S				93.42%

Pro Forma Valuation Ratios at Maximum Value
Price / LTM EPS			P/E				-71.43	x
Price / Core EPS			P/E				-58.82	x
Price / Book Value			P/B				81.23%
Price / Tangible Book			P/TB				82.85%
Price / Assets			P/A				14.90%

Pro Forma Calculation at Maximum Value									Based on

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))					=	$109,425,900		[LTM earnings]
	1 - (P/E / S) * R

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))					=	$109,425,900		[Core earnings]
	1 - (P/E / S) * R

V =	P/B * (B - X - E - M)					=	$109,425,900		[Book value]
	1 - P/B

V =	P/TB * (B - X - E - M)					=	$109,425,900		[Tangible book]
	1 - P/TB

V =	P/A * (B - X - E - M)					=	$109,425,900		[Total assets]
	1 - P/A

Pro Forma Valuation Range						Shares Outstanding
Minimum =	$ 95,141,030	x	0.85	=	$ 80,869,880		8,086,988
Midpoint =	$ 95,141,030	x	1.00	=	$ 95,141,030		9,514,103
Maximum =	$ 95,141,030	x	1.15	=	$109,412,190		10,941,219
Adj. Max. =	$109,412,190	x	1.15	=	$125,824,020		12,582,402

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4
Comparative Valuation Ratio Differential
Pro Forma Conversion Valuation
Computed from Market Price Data as of August 30, 2010

		Heritage	Comparative		All Public
Valuation		Financial	Group		Thrifts (1)
Ratio	Symbol	Group	Average	Median	Average	Median

Price / Book Value	P/B		77.6	82.0	70.4	71.0
Minimum	(%)	70.0	-9.7%	-14.6%	-0.5%	-1.3%
Midpoint		76.0	-1.9%	-7.3%	8.1%	7.2%
Maximum		81.2	4.7%	-1.0%	15.5%	14.5%
Adj. Maximum		86.4	11.3%	5.3%	22.7%	21.7%

Price / Tangible Book	P/TB		81.8	84.2	78.0	75.8
Minimum	(%)	71.6	-12.4%	-14.9%	-8.2%	-5.6%
Midpoint		77.7	-5.0%	-7.7%	-0.4%	2.4%
Maximum		82.9	1.3%	-1.6%	6.2%	9.2%
Adj. Maximum		88.0	7.5%	4.5%	12.8%	16.0%

Price / LTM EPS	P/E		20.8	17.9	20.5	14.8
Minimum	(x)	NM	NA	NA	NA	NA
Midpoint		NM	NA	NA	NA	NA
Maximum		NM	NA	NA	NA	NA
Adj. Maximum		NM	NA	NA	NA	NA

Price / Core EPS	P/E		19.1	17.7	19.5	15.2
Minimum	(x)	NM	NA	NA	NA	NA
Midpoint		NM	NA	NA	NA	NA
Maximum		NM	NA	NA	NA	NA
Adj. Maximum		NM	NA	NA	NA	NA

Price / Total Assets	P/A		10.34	9.40	7.76	6.65
Minimum	(%)	11.31	9.4%	20.3%	45.8%	70.1%
Midpoint		13.13	27.0%	39.7%	69.3%	97.4%
Maximum		14.90	44.2%	58.5%	92.1%	124.1%
Adj. Maximum		16.88	63.3%	79.6%	117.7%	153.9%

 (1) Excludes companies subject to MHC ownership or pending acquisition.

IV-4